UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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LPL Financial Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders & 2017 Proxy Statement

Member FINRA/SIPC

75 State Street, Boston, MA 02109-1827

April 11, 2017

Dear Fellow Stockholders:
It is my pleasure to invite you to attend the 2017 Annual Meeting of Stockholders of LPL Financial Holdings Inc. The meeting will be held on Wednesday, May 17, 2017, at 12:00 p.m., local time, at our offices located at 75 State Street, Boston, Massachusetts 02109. Holders of record of our common stock as of March 20, 2017 are entitled to notice of and to vote at the 2017 Annual Meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.
If you were a stockholder of record as of March 20, 2017, you will receive a printed copy of the proxy card by mail, and you may mark, date, sign, and mail the proxy card in the envelope provided, or vote over the Internet or by telephone. You will find voting instructions in the proxy statement and on the proxy card.
YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.
On behalf of the Board of Directors, I thank you for your continued support of LPL Financial Holdings Inc.

Sincerely,

James S. Putnam Chair

75 State Street, Boston, MA 02109-1827
Notice of Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Wednesday, May 17, 2017

Location	LPL Financial Holdings Inc. 75 State Street Boston, Massachusetts 02109

Items of Business
(1) Elect the nine nominees named in the proxy statement to the Board of Directors of LPL Financial Holdings Inc. (the “Company”);
(2) Ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(3) Hold an advisory vote on executive compensation;
(4) Hold an advisory vote on the frequency of future executive compensation advisory votes; and
(5) Consider and act upon any other business properly coming before the 2017 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

Record Date	Stockholders of record as of 5:00 p.m. Eastern Time on March 20, 2017 (the “Record Date”) will be entitled to vote at the Annual Meeting and any postponements or adjournments thereof.
Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.
Cameras and electronic recording devices are not permitted at the Annual Meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED HEREIN OR BY SIGNING AND RETURNING A PROXY CARD.

By Order of the Board of Directors,

Gregory M. Woods Secretary
Boston, Massachusetts
April 11, 2017
THE PROXY STATEMENT AND THE FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO STOCKHOLDERS ON OR ABOUT APRIL 17, 2017.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017: THE PROXY STATEMENT, THE PROXY CARD, AND LPL FINANCIAL HOLDINGS INC.’S 2016 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM.

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2017 Annual Meeting of Stockholders

Time and Date	12:00 p.m., local time, on Wednesday, May 17, 2017

Location	LPL Financial Holdings Inc. (the “Company”) 75 State Street Boston, Massachusetts 02109

Record Date	5:00 p.m. Eastern Time on March 20, 2017

Voting	Shareholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

Entry
Everyone attending the Annual Meeting will be required to present both proof of ownership of the Company’s common stock and valid picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank, broker, or other holder of record, you will need a recent brokerage account statement or letter from your bank, broker, or other holder reflecting stock ownership as of the Record Date. If you do not have both proof of ownership of the Company’s common stock and valid picture identification, you may not be admitted to the Annual Meeting.

Voting Proposals

Proposal	Board Recommendation	Page Reference
Proposal 1: Election of Directors	FOR all nominees	6
Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	FOR	57
Proposal 3: Advisory Vote on Executive Compensation	FOR	60
Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	EVERY YEAR	62

Table of Contents

Table of Contents

General Information	1
General Information About Corporate Governance and the Board of Directors	5
Proposal 1: Election of Directors	6
Information Regarding Board and Committee Structure	15
Board of Director Compensation	21
Compensation Discussion and Analysis	23
Report of the Compensation and Human Resources Committee of the Board of Directors	41
Compensation of Named Executive Officers	42
Security Ownership of Certain Beneficial Owners and Management	53
Section 16(a) Beneficial Ownership Reporting Compliance	55
Certain Relationships and Related Party Transactions	56
Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm	57
Report of the Audit Committee of the Board of Directors	59
Proposal 3: Advisory Vote on Executive Compensation	60
Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	62
Stockholder Proposals and Other Matters	63
Other Information	64

General Information

LPL FINANCIAL HOLDINGS INC.
Proxy Statement
2017 Annual Meeting of Stockholders
General Information
Introduction
This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value per share (the “Common Stock”), of LPL Financial Holdings Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board” or the “Board of Directors”) for use at the 2017 annual meeting of stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, May 17, 2017, at the offices of LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109 at 12:00 p.m., local time.

Stockholders who wish to attend the Annual Meeting in person must follow the instructions under the section below entitled “Attending the Annual Meeting.”

The Company expects to mail this proxy statement and the accompanying proxy to its stockholders on or about April 17, 2017. The Company's 2016 annual report on Form 10-K (the "Annual Report"), including financial statements audited by Deloitte & Touche LLP, its independent registered public accounting firm, is being sent to each of the Company's stockholders simultaneously with this proxy statement. The notice of Annual Meeting, this proxy statement, the Annual Report and the proxy card are also available on the Internet at www.envisionreports.com/LPLA. This web site does not use "cookies" to track or identify visitors to the web site.
As a stockholder of the Company as of 5:00 p.m. Eastern Time on March 20, 2017 (the “Record Date”), you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Record Date, Shares Outstanding, and Quorum
On the Record Date, there were 90,846,421 outstanding shares of Common Stock. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our corporate secretary, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from May 3, 2017 up to the time of the Annual Meeting.
The presence in person or by proxy of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients’ proxies only on routine matters. At our Annual Meeting, only the ratification of our auditors is a routine matter. Each share of Common Stock is entitled to one vote.
Attending the Annual Meeting
We invite all stockholders to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name directly registered with our transfer agent, Computershare Shareowner Services, you must bring valid picture identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank, or other intermediary, you must bring a brokerage account statement or letter from your broker, bank, or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting.

2017 Proxy Statement | 1

General Information

Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.If you do not have both proof of ownership of Common Stock and valid picture identification, you may not be admitted to the Annual Meeting.

If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name and phone number in your response. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.

Items of Business to be Voted upon at Annual Meeting
■	To elect all of the nine nominees named in this proxy statement to the Board of Directors for a one-year term;
■	To ratify the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
■	To hold an advisory vote on executive compensation;
■	To hold an advisory vote on the frequency of future executive compensation advisory votes; and
■	To consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.

Manner of Voting
If you are a record holder of our Common Stock, you may vote in one of the following ways:

:	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 16, 2017.

+
By Mail:  by marking, dating, and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

(	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 16, 2017.

I
In Person:  by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

2 | 2017 Proxy Statement

General Information

If your shares are held in street name through a broker, bank, or other intermediary, your broker, bank, or other intermediary should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as instructed by your broker, bank, or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” the election as a director of each nominee named in this proxy statement; “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; “FOR” the proposal regarding an advisory vote on executive compensation; and “EVERY YEAR” for the advisory vote on the frequency of future executive compensation advisory votes.
Our management and Board of Directors know of no other matters to be brought before the Annual Meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.
Voting Requirements

Proposal One—Election of Directors

Our bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to the Board of Directors exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

Proposal Two—Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP will be determined by a majority of the votes cast on the matter affirmatively or negatively in person or by proxy at the Annual Meeting. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

Proposal Three—Advisory Vote on Executive Compensation

Because the proposal to approve, on an advisory basis, the compensation awarded to named executive officers for the fiscal year ended December 31, 2016 is a non-binding, advisory vote, there is no required vote that would constitute approval. The vote is advisory and non-binding in nature but our Compensation and Human Resources Committee (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

Proposal Four—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Because the proposal to approve, on an advisory basis, the frequency of future advisory votes on executive compensation is a non-binding, advisory vote, there is no required vote that would constitute approval. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when determining the frequency of future advisory votes on executive compensation. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.

2017 Proxy Statement | 3

General Information

Revocation of Proxies
If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by submitting a duly executed proxy bearing a later date, or by sending written notice of revocation to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109. A stockholder of record who voted through the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank, or other intermediary.
Solicitation of Proxies
The Board of Directors of LPL Financial Holdings Inc. is soliciting proxies. Copies of proxy materials and the Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Stockholders who elect to vote through the Internet or by telephone may incur costs such as telecommunication and internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 16, 2017. The Company will otherwise pay the expenses of solicitation of proxies.

Householding
Only one copy of the proxy statement and Annual Report is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and/or Annual Report to a stockholder at a shared address to which single copies of the proxy statement and Annual Report were delivered. You may make a written or oral request by sending a written notification to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 0, and providing your name, your shared address, and the address to which we should direct the additional copies of the proxy statement and Annual Report. Multiple stockholders sharing an address who have received one copy of the proxy statement and Annual Report and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the address or telephone number above. Additionally, if current stockholders with a shared address received multiple copies of the proxy statement and Annual Report and would prefer us to mail one copy of future mailings to stockholders at the shared address, please notify us at the address or telephone number above.

4 | 2017 Proxy Statement

General Information About Corporate Governance and the Board of Directors

General Information About Corporate Governance and the Board of Directors
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In support of that philosophy, we have adopted many leading corporate governance practices, including those summarized below and elsewhere in this proxy statement.

BOARD PRACTICES
Independence
A majority of our directors must be independent. Currently, all of our directors other than our chief executive officer are independent, and all of our committees consist exclusively of independent directors.

Non-executive Chair	We currently separate the offices of chair of the Board and chief executive officer of the Company. The current chair of our Board, James S. Putnam, is an independent director.
Director Tenure Policies
It is our policy that any director who begins service after January 1, 2014 and reaches the age of 75 will retire effective at the end of his or her term. In addition, a director is required to offer to tender his or her resignation for consideration by the Board upon retirement from or any change in the principal occupation or principal background association held when such director originally joined the Board.

Director Overboarding Policy
Any director who is not serving as chief executive officer of a public company is expected to serve on no more than four public company boards (including our Board), and any director serving as chief executive officer of a public company is expected to serve on no more than three public company boards (including the board of his or her own company).

Committee Membership	The Board appoints members of its committees on an annual basis, with the Nominating and Governance Committee reviewing and recommending committee membership.
Board Self-evaluations
The Board conducts an annual of evaluation of its performance, operations, size and composition, with the Nominating and Governance Committee overseeing the evaluation process, which also encompasses the Board’s committees.

Board Refreshment
Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. We have added five independent directors since 2013, including the new nominee we are recommending for election at the Annual Meeting.

Diversity of Relevant Experiences	Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.
Annual Management Succession Planning Review	Our Board and the Compensation Committee conduct an annual review of management development and succession planning.
STOCKHOLDER RIGHTS
Annual Election of Directors	All directors are elected annually, which reinforces our Board’s accountability to our stockholders.
Majority Voting Standard for Director Elections
Our bylaws mandate that directors be elected under a “majority voting” standard in uncontested elections. Any director who does not receive more votes “for” his or her election than votes “against” must tender his or her resignation and, if our Board accepts the resignation, step down from our Board.

Single Voting Class	LPL Financial Holdings Inc.’s common stock is the only class of voting shares outstanding.
COMPENSATION PRACTICES
Follow Leading Practices
See “Compensation Discussion and Analysis—Compensation Policies and Practices.” Beginning in 2017, we have incorporated performance-based awards into our long term equity incentive program for executive officers.

2017 Proxy Statement | 5

Proposal 1: Election of Directors

Proposal 1: Election of Directors
As of April 11, 2017, our Board of Directors consisted of nine directors: eight independent directors and our chief executive officer. One of our directors, John J. Brennan, requested that the Board not nominate him to stand for re-election at the Annual Meeting.
As previously reported, Mark S. Casady retired as chair of the Board and a director effective March 3, 2017. The Board appointed James S. Putnam as chair of the Board effective upon Mr. Casady’s retirement. Our current chief executive officer, Dan H. Arnold, was appointed to the Board on January 3, 2017 upon Mr. Casady’s retirement as our chief executive officer.
Based on the recommendation of the nominating and governance committee of the Board (the “Nominating and Governance Committee”), our Board has selected William F. Glavin, Jr. as a new nominee to stand for election at the Annual Meeting. Accordingly, nine director nominees are standing for election at the Annual Meeting, each of whom has been nominated by our Board based on the recommendation of the Nominating and Governance Committee. Each director nominee would hold office until our annual meeting of stockholders in 2018 and until his or her respective successor has been elected.
The Nominating and Governance Committee conducts an annual evaluation of, among other things, the Board’s size, composition, and performance, in connection with our ongoing efforts to ensure that the Board has the appropriate mix of expertise, skills, perspectives, and competencies. In discussing these matters, the Board considered whether to nominate an additional director.
In doing so, the Board evaluated candidates according to the principles set forth in the corporate governance guidelines applicable to the Company (the “Corporate Governance Guidelines”). The Board sought an individual with an established record of significant experience in our industry and accomplishments in areas relevant to our strategies. Further, the Board looked for a candidate with integrity, independence of thought and judgment, forthrightness, analytical skills, and a commitment to the Company and the interests of all stockholders. In addition, the Board expects any additional director to satisfy the equity ownership guidelines applicable to non-employee directors and to demonstrate the ability to devote significant time and attention to our Board.

As part of the process of considering Mr. Glavin as a potential nominee to the Board, members of the Board met with Mr. Glavin both in person and telephonically. After the course of this evaluation process, the Nominating and Governance Committee determined that Mr. Glavin’s background, skills, and industry experience, among other factors, would make him a valuable addition to our Board.
As described in detail below, all our nominees have considerable professional and business expertise. The recommendation of our Board of Directors is based on its carefully considered judgment that the experience, qualifications, attributes, and skills of our nominees qualify them to serve on our Board of Directors.
If any of our nominees is unable or unwilling to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that any such nominee has consented to being named in the revised proxy statement and to serve if elected, and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to any such nominee. We know of no reason why any nominee would be unable or unwilling to serve. All nominees have consented to be named in this proxy statement and to serve if elected.
Director Qualifications and Experience
We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.

6 | 2017 Proxy Statement

Proposal 1: Election of Directors

Since 2013, our Board of Directors will have added five new independent directors: Anne M. Mulcahy, H. Paulett Eberhart, Viet D. Dinh, Marco (“Mick”) W. Hellman, and William F. Glavin, Jr., with Mr. Glavin being nominated for election at this Annual Meeting. Through the addition of these directors, the Board of Directors gains seasoned leaders, as well as particularly relevant experience related to our industry, strategic planning, oversight and execution, business innovation, technology, accounting, risk management, legal affairs, and government matters. The addition of these directors also reflects our balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as fresh perspectives from newer directors:

Tenure on Board	Number of Director Nominees
More than 9 years	3
Less than 6 years	6
The average tenure for our director nominees is five years.

Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
The Nominating and Governance Committee will consider director candidates recommended by stockholders in accordance with our bylaws. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices:

(i)	no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year’s annual meeting; or

(ii)
if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement.

Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company’s corporate secretary. Electronic submissions will not be considered.

2017 Proxy Statement | 7

Proposal 1: Election of Directors

Board of Director Nominees
The name, age, and a description of the business experience, principal occupation, and past employment and directorships of each of the nominees during the last five years are set forth below. In addition, we have summarized the particular experience, qualifications, attributes, and skills that led the Board of Directors, including our Nominating and Governance Committee, to determine that each nominee should serve as a director.

Dan H. Arnold	BACKGROUND

Age 52 Director Since 2017
Mr. Arnold has served as our chief executive officer and a director since January 2017. Mr. Arnold has served as our president since March 2015, with responsibility for our primary client-facing functions and long-term strategy for growth. Mr. Arnold served as our chief financial officer from November 2012 to March 2015 and was responsible for formulating financial policy, leading our capital management efforts, and ensuring the effectiveness of the organization’s financial functions. Prior to 2012, he was managing director, head of strategy, with responsibility for long-term strategic planning for the firm, product and platform development, and strategic investments, including acquisitions. He has also served as divisional president of our Institution Services business. Mr. Arnold joined the Company in January 2007 following our acquisition of UVEST Financial Services Group, Inc., a broker-dealer and investment adviser that provided services to banks, credit unions, and other financial institutions. Prior to joining us, Mr. Arnold worked at UVEST for 13 years, serving most recently as president and chief operating officer. Mr. Arnold earned a B.S. in electrical engineering from Auburn University and holds an M.B.A. in finance from Georgia State University.

QUALIFICATIONS

Mr. Arnold’s pertinent qualifications include his unique perspective and insights into our operations as our current president and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges; operating, business and management experience as the chief financial officer, president, and now chief executive officer of a public company; and expertise in the financial industry and in particular brokerage and investment advisory services.

OTHER PUBLIC COMPANY BOARDS

	Current None	Past 5 Years Optimum Fund Trust

8 | 2017 Proxy Statement

Proposal 1: Election of Directors

Viet D. Dinh	BACKGROUND

Age 49 Director Since 2015 Independent
Mr. Dinh is a partner of Kirkland & Ellis LLP, a global law firm. From 2003 to September 2016, Mr. Dinh was a partner of Bancroft PLLC, a law and strategic consulting firm that he founded. He was appointed Associate Professor of Law in 1996, Professor of Law in 2001, and Professorial Lecturer in Law and Distinguished Lecturer in Government in 2014 at Georgetown University, where he specializes in corporations and constitutional law. In addition, he has acted as General Counsel and Corporate Secretary of Strayer Education, Inc., an education services holding company, since 2010 through Strayer’s engagement of Bancroft PLLC and Kirkland & Ellis LLP. Mr. Dinh received his A.B. from Harvard College and his J.D. from Harvard Law School, where he was a Class Marshal and an Olin Research Fellow in Law and Economics.

Committees Nominating and Governance Committee (Chair)

QUALIFICATIONS

Mr. Dinh’s pertinent qualifications include his legal expertise, particularly in matters of corporate law, and broad experience in counseling corporations and their leaders on a range of transactional, compliance and corporate governance issues; representation of numerous boards, committees and independent directors of public companies; strong ties to Washington, D.C. and contacts within the U.S. government, which are helpful in light of the highly regulated nature of our industry and our advocacy efforts; and corporate governance expertise, underscored by his current and former service on the boards and committees of other public companies.

OTHER PUBLIC COMPANY BOARDS

	Current Revlon, Inc. Twenty-First Century Fox, Inc.	Past 5 Years None

2017 Proxy Statement | 9

Proposal 1: Election of Directors

H. Paulett Eberhart	BACKGROUND

Age 63 Director Since 2014 Independent
Ms. Eberhart currently serves as chair and chief executive officer of HMS Ventures, a privately-held business involved with technology services and the acquisition and management of real estate. From January 2011 through March 2014, she served as president and chief executive officer of CDI Corp. (“CDI”), a provider of engineering and information technology outsourcing and professional staffing services, and served as an advisor to CDI until December 2014. Ms. Eberhart also served as chair and chief executive officer of HMS Ventures from January 2009 until January 2011. She served as president and chief executive officer of Invensys Process Systems, Inc. (“Invensys”), a process automation company, from January 2007 to January 2009. From 1978 to 2004, she was an employee of Electronic Data Systems Corporation (“EDS”), an information technology and business process outsourcing company, and held roles of increasing responsibility over time, including senior level financial and operating roles at the company, including as president of Americas of EDS from 2003 until March 2004 and senior vice president of EDS and president of solutions consulting from 2002 to 2003. She is a Certified Public Accountant and received her B.S. from Bowling Green State University.

Committees Audit Committee

QUALIFICATIONS

Ms. Eberhart’s pertinent qualifications include her wealth of accounting and financial experience, as well as managerial experience, through her numerous years of service as an executive officer for EDS, Invensys and CDI, as well as various other operating and financial positions during her 26 years at EDS; strong knowledge of the intersection of technology, data and finance industries; and knowledge and experience gained through her service on the boards of other public companies, including risk oversight experience in chairing the governance and risk committee of the board of directors of Anadarko Petroleum Corporation and financial oversight experience in chairing the audit committee of Ciber Corporation.

OTHER PUBLIC COMPANY BOARDS

	Current Anadarko Petroleum Corporation Ciber Corporation Valero Corporation	Past 5 Years Cameron International Corporation

10 | 2017 Proxy Statement

Proposal 1: Election of Directors

William F. Glavin Jr.	BACKGROUND

Age 58 Director Nominee Independent
Mr. Glavin served as chair of OppenheimerFunds, Inc., a global asset management firm (“OppenheimerFunds”), from 2009 until 2015, as chief executive officer from 2009 until 2014, and as president from 2009 until 2013. OppenheimerFunds is a majority owned subsidiary of MassMutual Financial Group (“MassMutual”), a mutual life insurance company, at which Mr. Glavin held several senior executive positions prior to joining OppenheimerFunds. He served as co-chief operating officer of MassMutual from 2007 to 2008, executive vice president, U.S. Insurance Group of MassMutual from 2006 to 2008, president and chief executive officer of Babson Capital Management LLC, an asset management firm and subsidiary of MassMutual, from 2005 until 2006 and chief operating officer of Babson from 2003 to 2005. Prior to joining MassMutual, Mr. Glavin was president and chief operating officer of Scudder Investments, an asset management firm, from 2000 to 2003. Mr. Glavin serves as a director of MM Asset Management Holding LLC and Barings LLC, which are subsidiaries of MassMutual. Mr. Glavin received his B.A. in Economics and Accounting from The College of Holy Cross.

QUALIFICATIONS

Mr. Glavin’s pertinent qualifications include his experience over the course of a 25-year career in the financial services industry, including as a chief executive officer and chief operating officer; extensive experience in strategic planning and talent management, in part based on his success in leading Oppenheimer through a period of significant market turbulence; a deep understanding of financial product distribution, compliance and operations, including technology demands in the financial services industry; and experience overseeing broker-dealers, including MassMutual's broker-dealer MML Investor Services, LLC.

OTHER PUBLIC COMPANY BOARDS

	Current None	Past 5 Years None

2017 Proxy Statement | 11

Proposal 1: Election of Directors

Marco (Mick) W. Hellman	BACKGROUND

Age 55 Director Since 2016 Independent
Mr. Hellman is the managing member, founder and managing partner of HMI Capital, LLC (“HMI Capital”), a private investment firm. Mr. Hellman founded HMI Capital in November 2008. Since 2009, he has also served as a senior advisor to Hellman & Friedman, a private equity firm. Previously, Mr. Hellman held various positions at Hellman & Friedman, including managing director and member of the investment committee. Between 1999 and 2009, Mr. Hellman served as chair of the board of directors of Blackbaud, Inc., a publicly traded software company listed on the NASDAQ. Mr. Hellman holds a B.A. from the University of California at Berkeley and an M.B.A. from Harvard University.

QUALIFICATIONS

Mr. Hellman’s pertinent qualifications include his high level of financial literacy and investor orientation gained through his extensive investment experience, including his roles at HMI Capital and Hellman & Friedman; knowledge and experience gained through his service on other boards; expertise in the financial services industry, based on his over 25 years of experience in the sector; and experience in the technology industry, based on his almost 20 years of experience in the sector and his time as board chair at Blackbaud, Inc., a publicly traded software company.

OTHER PUBLIC COMPANY BOARDS

	Current None	Past 5 Years None

Anne M. Mulcahy	BACKGROUND

Age 64 Director Since 2013 Independent
Ms. Mulcahy served as chair of the board of trustees of Save The Children Federation, Inc., a non-profit organization dedicated to creating lasting change in the lives of children throughout the world, from March 2010 to February 2017. She previously served as chair of the board of Xerox Corporation (“Xerox”), a global business services and document technology provider, from January 2002 to May 2010, and chief executive officer of Xerox from August 2001 to July 2009. Prior to serving as a chief executive officer, Ms. Mulcahy was president and chief operating officer of Xerox. Ms. Mulcahy received a B.A. from Marymount College of Fordham University.

Committees Compensation Committee (Chair) Nominating and Governance Committee

QUALIFICATIONS

Ms. Mulcahy’s pertinent qualifications include her extensive experience in all areas of business management and strategic execution as she led Xerox through a transformational turnaround; valuable insights into organizational and operational management issues, including business innovation, financial management and talent development; and leadership roles in business trade associations and public policy activities, which provide the Board of Directors with additional expertise in the area of organizational effectiveness.

OTHER PUBLIC COMPANY BOARDS

	Current Graham Holdings Company Target Corporation Johnson & Johnson	Past 5 Years None

12 | 2017 Proxy Statement

Proposal 1: Election of Directors

James S. Putnam	BACKGROUND

Age 62 Director Since 2005 Independent
Mr. Putnam has served as chair of the Board of Directors since March 2017 and served as our lead director from June 2016 until March 2017. Mr. Putnam has been the chief executive officer of Global Portfolio Advisors (“GPA”), formerly a global brokerage clearing services provider that sold substantially all of its operations in 2014, since September of 2004. Mr. Putnam has served on the board of directors of GPA since 1998. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, attraction, retention, and management of LPL Financial advisors. He was also responsible for marketing and all product sales. Mr. Putnam received a B.A. from Western Illinois University.

Committees Audit Committee

QUALIFICATIONS

Mr. Putnam’s pertinent qualifications include his unique historical perspective and insights into our operations as our former managing director of national sales; operating, business and management experience as the chief executive officer at GPA; and expertise in the financial industry and deep familiarity with our advisors.

OTHER PUBLIC COMPANY BOARDS

	Current None	Past 5 Years None

James S. Riepe	BACKGROUND

Age 73 Director Since 2008 Independent
Mr. Riepe served as our lead director from February 2014 to June 2016. Mr. Riepe is a senior advisor and retired vice chair of the board of directors of T. Rowe Price Group, Inc. (“TRP”), a global investment management firm, where he worked for nearly 25 years. Previously, he served on TRP’s management committee, oversaw TRP’s mutual fund activities and served as chair of the T. Rowe Price Mutual Funds. He served as chair of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of UTI Asset Management Company of India and the Baltimore Equitable Society. He also served as chair of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.

Committees Audit Committee Compensation Committee

QUALIFICATIONS

Mr. Riepe’s pertinent qualifications include his high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chair of the board of directors of TRP; expertise in the financial industry, underscored by his over 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chair of the board of governors of the Investment Company Institute; and knowledge and experience gained through service on the board of other public companies.

OTHER PUBLIC COMPANY BOARDS

	Current Genworth Financial Inc.	Past 5 Years The NASDAQ OMX Group, Inc.

2017 Proxy Statement | 13

Proposal 1: Election of Directors

Richard P. Schifter	BACKGROUND

Age 64 Director Since 2005 Independent
Mr. Schifter is a senior advisor of TPG, a leading global private investment firm. He was a partner at TPG from 1994 through 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School in 1978.

Committees Nominating and Governance Committee

QUALIFICATIONS

Mr. Schifter’s pertinent qualifications include his high level of financial literacy gained through his investment experience as a TPG partner; experience on other company boards and board committees; and nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

OTHER PUBLIC COMPANY BOARDS

	Current American Airlines Group EverBank Financial Corp.	Past 5 Years Republic Airways Holdings, Inc. American Beacon Advisors, Inc.

In the vote on the election of the director nominees, stockholders may:

▪	Vote FOR any of the nominees;

▪	Vote AGAINST any of the nominees; or

▪	ABSTAIN from voting as to any of the nominees.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE ABOVE-NAMED NOMINEES AS A DIRECTOR.

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Information Regarding Board and Committee Structure

Information Regarding Board and Committee Structure
During 2016, the Board of Directors held 14 meetings, of which nine were held by conference call. Each of our incumbent directors, other than Mr. Schifter, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during 2016 and (ii) the total number of meetings held by all committees of the Board on which the director served during 2016. Mr. Schifter did not attend at least 75% of such meetings as a result of his recusal, at the Board’s request, from certain meetings during the year. Excluding these meetings, Mr. Schifter attended more than 75% of the aggregate total number of meetings of the Board of Directors and Board committees on which he served that were held in 2016. In light of the circumstances relating to Mr. Schifter’s meeting attendance in 2016, and the absence of any attendance issues in prior years, the Board does not have any concerns regarding Mr. Schifter’s future attendance at the Board and Board committee meetings.
Our Corporate Governance Guidelines provide that each director who is nominated for election is expected to attend the Annual Meeting. Eight out of the nine directors who served on the Board at the time of the 2016 annual meeting of stockholders attended such meeting.

Corporate Governance Guidelines, Committee Charters, and Code of Conduct
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted a set of Corporate Governance Guidelines to set clear parameters for the operation of our Board. Our Board of Directors has also adopted charters for its audit committee (the “Audit Committee”), Nominating and Governance Committee, and Compensation Committee. We have adopted a Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions.
Copies of our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are available, free of charge, by writing to us at the following address:
LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109
Attn: Investor Relations
Our Annual Report, committee charters, Corporate Governance Guidelines, and Code of Conduct are also available on our website at www.lpl.com. If we make substantive amendments to, or grant waivers from, the Code of Conduct for certain of our executive officers, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

2017 Proxy Statement | 15

Information Regarding Board and Committee Structure

Corporate Governance Highlights

In the course of our regular review of our corporate governance policies and compensation practices, we have implemented several important measures that are designed to promote long-term shareholder value:

■
Our Board consists of a single class of directors elected on an annual basis who may be removed with or without cause. Accordingly, our stockholders are able to register their views on the performance of all directors on an annual basis, enhancing the accountability of our Board to our stockholders.

■
We currently separate the offices of the chair of the Board and chief executive officer of the Company, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

■
Our bylaws provide for a majority voting standard in uncontested director elections. We also have adopted a director resignation policy in our Corporate Governance Guidelines pursuant to which a director who does not receive support from holders of a majority of shares voted in an uncontested election must tender his or her resignation and, if our Board accepts the resignation, step down from our Board. This makes director elections more meaningful for our stockholders and promotes accountability.

■	We seek an advisory vote on our compensation practices annually, which underscores the careful consideration we give to our stockholders’ views on our compensation practices.
■
We have established a compensation claw-back policy that provides for the recoupment of incentive compensation in the event of certain financial restatements and stock ownership guidelines for executive officers that set minimum ownership requirements at a multiple of base salary.

■
We have adopted robust stock ownership guidelines for directors, which provide that within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the cash portion of the annual base retainer then in effect for our non-employee directors.

■
Our Insider Trading Policy prohibits our executives from pledging and hedging our Common Stock, in order to further the alignment between stockholders and our executives that our equity awards are designed to create.

Director Independence
The listing standards of The NASDAQ Global Select Market (“NASDAQ”) require that, subject to specified exceptions, each member of a listed company’s audit, nominating and governance, and compensation and human resources committees be independent. Rule 5605(a)(2) of the listing rules of NASDAQ further provides that a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members are also subject to heightened independence criteria under NASDAQ rules.
After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Brennan, Dinh, Hellman, Putnam, Riepe, and Schifter and Mses. Eberhart and Mulcahy are independent directors under the applicable rules of NASDAQ, and Mr. Glavin will qualify as an independent director if elected. Messrs. Brennan,

Putnam, and Riepe and Ms. Eberhart are independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, and Messrs. Brennan and Riepe and Ms. Mulcahy are independent under the heightened criteria applicable to compensation committee members. In accordance with listing standards of NASDAQ, a majority of our directors are independent.
Board Composition and Leadership Structure of the Board of Directors
Our business and affairs are managed under the direction of the Board of Directors. As of April 11, 2017, our Board of Directors was composed of nine directors. Under our Amended and Restated Certificate of Incorporation, the number of directors shall not be fewer than three or more than 15. The authorized number of directors may be changed only by resolution of the Board of Directors.
The Board does not have a fixed policy regarding the separation of the offices of chair of the Board and chief executive officer and believes that it should maintain the flexibility to select the chair of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this

16 | 2017 Proxy Statement

Information Regarding Board and Committee Structure

time, the offices of the chair of the Board and the chief executive officer are separated, with Mr. Putnam having succeeded Mr. Casady as chair effective upon Mr. Casady’s retirement on March 3, 2017. Prior to having appointed an independent chair, the Board of Directors had established the position of lead director, with responsibilities for performing many of the functions that an independent chair would perform for the Company. Mr. Riepe served as lead director from February 2014 to June 2016, and Mr. Putnam served as lead director from June 2016 until his appointment as non-executive chair on March 3, 2017.
At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Arnold to focus on his role as president and chief executive officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Mr. Putnam serves as a key source of communication between the independent directors and the chief executive officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and leads meetings of the independent directors.
Board Committees
The current standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, each with the composition and responsibilities described below. The members of each committee were recommended by the Nominating and Governance Committee, appointed by the Board of Directors, and will serve until their successors are elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. Each of the standing committees of our Board is chaired by an independent director. Our Nominating and Governance Committee intends to reassess the composition of the standing committees of the Board in connection with the election of directors at the Annual Meeting.
Audit Committee
Our Audit Committee is composed of the following members: John J. Brennan, H. Paulett Eberhart, James S. Putnam, and James S. Riepe. Mr. Brennan serves as the Chair of the Audit Committee.
Each of our Audit Committee members is independent under the listing standards of NASDAQ and under Rule 10A-3 of the Exchange Act. None of our Audit Committee members is an employee of ours or any of our subsidiaries, nor simultaneously serves on the audit committees of more than three public companies, including ours. All of our Audit Committee members meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. Our Board has affirmatively determined that Mr. Brennan and Ms. Eberhart qualify as audit committee financial experts under the applicable rules and regulations of the SEC.

Our Audit Committee is responsible for, among other things, appointing, overseeing, and replacing, if necessary, the independent auditor and assisting the Board in overseeing:
■	the integrity of the Company’s financial statements;
■	the integrity of the accounting and financial reporting processes of the Company;
■	enterprise risk management, including the Company’s compliance with legal and regulatory requirements;
■	the Company’s independent auditor’s qualifications and independence; and
■	the performance of the Company’s independent auditor and internal audit function.

The Audit Committee reviews and discusses our annual and quarterly financial statements, our disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports filed with the SEC, and our earnings announcements prior to their release. The Audit Committee also reviews matters related to the Company’s related party transaction policy, the operations of the Company’s Business Technology Services department and the Company’s whistle-blower policy. For additional information on the Audit Committee’s role in our enterprise risk management framework, please see “— Risk Management and Compensation Policies and Practices.”
The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.
Our Audit Committee met eight times during 2016.

2017 Proxy Statement | 17

Information Regarding Board and Committee Structure

Nominating and Governance Committee
Our Nominating and Governance Committee is composed of the following members: John J. Brennan, Viet D. Dinh, Anne M. Mulcahy, and Richard P. Schifter. Mr. Dinh serves as chair of the Nominating and Governance Committee, which recommended individuals for election as directors of the Company at the Annual Meeting. Each member of our Nominating and Governance Committee is independent under the listing standards of NASDAQ.

The Nominating and Governance Committee is responsible for:
■	identifying, evaluating, and recruiting qualified persons to serve on our Board of Directors;
■	selecting, or recommending to the Board for selection, nominees for election as directors;
■	reviewing and recommending the composition of the Board’s standing committees;
■	reviewing and assessing the Company’s corporate governance guidelines; and
■	evaluating the performance, operations, size, and composition of our Board of Directors.

The Nominating and Governance Committee has authority under its charter to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. In 2016, Russell Reynolds Associates, a director search firm, assisted the Nominating and Governance Committee in identifying, evaluating, and recruiting potential director candidates.
Our Nominating and Governance Committee met seven times during 2016. Our Board as a whole also considered the identification, recruitment and nomination of director candidates.
Compensation and Human Resources Committee
Our Compensation and Human Resources Committee (“Compensation Committee”) is composed of the following members: John J. Brennan, Anne M. Mulcahy, and James S. Riepe. Ms. Mulcahy serves as the chair of the Compensation Committee. Each member of our Compensation Committee is independent under the listing standards of NASDAQ, including the heightened standards that apply to compensation committee members. The Compensation Committee is composed entirely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee is responsible for:
■	reviewing and approving goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;
■	reviewing and approving executive officer compensation;
■	reviewing and approving the chief executive officer’s compensation based upon the Compensation Committee’s evaluation of the chief executive officer’s performance;
■	making recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;
■	making recommendations to the Board regarding compensation of our directors;
■	reviewing and approving the general design and terms of any significant non-executive compensation and benefits plans; and
■	reviewing our significant policies, practices, and procedures concerning human resource-related matters.

The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial, or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. In 2016, the Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC (the “Compensation Consultant”), to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers.
The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee may also delegate to a committee of one or more directors, or one or more of our executive officers, subject to certain restrictions, the power to grant stock options, restricted stock units, or other equity awards, and amend the terms of such awards, pursuant to our equity plans. References to the Compensation Committee in this proxy statement also refer to its subcommittees and its delegates, where applicable.
Our Compensation Committee met five times during 2016.

18 | 2017 Proxy Statement

Information Regarding Board and Committee Structure

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Risk Management and Compensation Policies and Practices
We employ an enterprise risk management (“ERM”) framework that is intended to address key risks and responsibilities, enable us to execute our business strategy, and protect our firm and its franchise. Our framework is designed to promote clear lines of risk management accountability and a structured escalation process for key risk information and events. In addition to the ERM framework, we have written policies and procedures that govern the conduct of business by our employees and independent financial advisors, and the terms and conditions of our relationships with financial product manufacturers.
Our risk management governance approach is discussed in our Annual Report under “Item 7A. Quantitative and Qualitative Disclosures about Market Risk — Risk Management.” This approach includes the Board of Directors, the Audit Committee, and the Compensation Committee, as well as the Company’s Risk Oversight Committee (the “ROC”) and its subcommittees, the Company’s Internal Audit department, the Company’s Governance, Risk and Compliance department, and business line management.
Role of the Audit Committee. In addition to its other responsibilities, the Audit Committee reviews our policies with respect to risk assessment and risk management, as well as our major financial risk exposures and the steps management has undertaken to control them. The Audit Committee generally provides reports to the Board at each of the Board’s regularly scheduled quarterly meetings.
The Audit Committee has mandated that the ROC oversee our risk management activities, including those of our subsidiaries. The chair of the ROC provides reports to the Audit Committee at each of the Audit Committee’s regularly scheduled quarterly meetings and, as necessary or requested, to the Board. The reports generally cover topics addressed by the ROC at its meetings since the immediately preceding report. If warranted, matters of material risk are escalated to the Audit Committee or Board more frequently. In addition, our Internal Audit department provides independent verification of the effectiveness of the Company’s internal controls by conducting risk assessments and audits designed to identify and cover important risk categories. Our Internal Audit department provides regular reports to the ROC and reports to the Audit Committee at least as often as quarterly.
Role of the Compensation Committee. In addition to its other responsibilities, the Compensation Committee assesses whether our compensation arrangements encourage inappropriate risk-taking, and whether risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company.
Our Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation practices have been developed and implemented across our Company. It is our belief that our compensation practices do not encourage inappropriate actions by our executive officers and are not reasonably likely to have a material adverse effect on the Company. Specifically, we believe that our compensation practices and process avoid:

▪	a compensation mix overly weighted toward annual bonus awards;

▪	an excessive focus on short-term equity incentive awards that could cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

▪	unreasonable financial goals or thresholds that could encourage efforts to generate near-term revenue with an adverse impact on long-term success.
We believe that our current business process and planning cycle fosters the following behaviors and controls that serve to mitigate the potential for adverse risk caused by the action of our executive officers:

▪
defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices;

▪
annual review of corporate objectives aligns these goals with our annual operating and strategic plans, achieves the proper risk reward balance, and does not encourage unnecessary or excessive risk taking;

2017 Proxy Statement | 19

Information Regarding Board and Committee Structure

▪	review of peer group practices and compensation surveys to develop compensation strategy and practices;

▪
annual incentive awards based on a review of a variety of metrics, including both financial performance and strategic achievements, reducing the potential to concentrate on one metric as the basis of an annual incentive award;

▪	mix of fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our long-term best interests;

▪	discretionary authority is maintained by the Compensation Committee to adjust annual bonus funding and payments, which reduces business risk associated with our cash bonus program;

▪
long-term equity incentive awards, including performance-based awards, vest over a period of time, and as a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated; and

▪	inclusion of stock ownership requirements for all executive officers, a “clawback” policy, and anti-hedging policies that help to mitigate excessive risk-taking.

Communicating with the Board of Directors
Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address:
Board of Directors c/o Secretary LPL Financial Holdings Inc. 75 State Street Boston, MA 02109
Communications will be distributed to the chair of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

20 | 2017 Proxy Statement

Board of Director Compensation

Board of Director Compensation
For 2016, our director compensation policy provided that each of our non-employee directors would receive an annual service retainer of $195,000. Of this amount, $65,000 would be paid in a lump sum in cash (subject to the director’s election to receive this amount in shares of our Common Stock as described below) and $130,000 would be paid in the form of restricted shares of our Common Stock granted under our Amended and Restated 2010 Omnibus Equity Incentive Plan (the “2010 Plan”).
The following table sets forth additional annual service retainers under our director compensation policy that a committee member would receive for his or her additional duties during 2016:

	Chair	Each Other Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000
For 2016, our director compensation policy also provided that we would pay the lead director an additional annual service retainer of $25,000 in connection with his additional duties on the Board. The retainers for committee and lead director service were paid in cash in installments following the end of each quarter of service. Mr. Casady did not receive additional compensation for his service as a director prior to his retirement from the Board, and Mr. Arnold will not receive additional compensation for his service as a director.
As noted above, each of our non-employee directors was granted an annual award of restricted stock having a value of $130,000 (based on the average of the closing price of our Common Stock for the trailing thirty consecutive trading days including the date of grant). The awards vest in full on May 11, 2017, which is the first anniversary of the business day that immediately followed our 2016 annual meeting of stockholders, generally subject to the director’s continued service through that date. We believe these equity grants serve to further align our directors’ interests with the interests of our stockholders.

In May 2015, we amended our director compensation policy to allow non-employee directors to make an election to be issued, in lieu of the cash portion of their annual retainer, a number of fully vested shares of our Common Stock. For 2016, the number of fully vested shares was determined by dividing $65,000 by the average of the closing price of our Common Stock for the trailing thirty consecutive trading days, including the date such shares are issued.
In November 2015, we adopted the LPL Financial Holdings Inc. Non-Employee Director Deferred Compensation Plan (the “Deferred Plan”). Under the Deferred Plan and beginning in 2016, non-employee directors may make an annual election to defer the receipt of the equity portion, or both the equity and cash portion, of their annual retainer for board service. For directors who make such a deferral election, a book-entry account is established and credited with a number of deferred stock units granted under our 2010 Plan equal in value to the shares and, if so elected by the director, the cash, that would otherwise be granted or paid absent such deferral election, with each deferred stock unit representing the right to receive a share of our Common Stock. Such shares will be paid only upon a director’s separation from service or a change in control, as defined in the Deferred Plan.
In February 2017, after a review of the director compensation practices of our peer group, we amended our director compensation policy to, among other things, provide for an additional annual service retainer for the non-executive chair of $120,000.
Our equity ownership guidelines for non-employee directors provide that within five years of the date of his or her election to the Board, each non-employee director must maintain ownership of shares of Common Stock equal to five times the cash portion of the annual service retainer then in effect for our non-employee directors, not including any committee retainers. All shares owned outright and beneficially owned by such non-employee director, including all shares of unvested restricted stock, are counted in determining compliance with such minimum ownership requirement. Neither vested nor unvested stock options are counted, however. As of April 11, 2017, each of our non-employee directors who has served for at least five years satisfied the minimum ownership requirement.

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Board of Director Compensation

The following table sets forth the compensation received from us by each non-employee director for service on the Board for the fiscal year ended December 31, 2016. In addition to the payments disclosed in the table below, our directors were reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
Richard W. Boyce	$2,699	(3)	$—		$2,699
John J. Brennan	$94,664	(4)	$124,328	(5)	$218,992
Viet D. Dinh	$70,914	(4)(6)	$124,328	(5)	$195,242
H. Paulett Eberhart	$75,000		$124,328		$199,328
Marco (Mick) W. Hellman	$62,164	(4)	$124,328		$186,492
Anne M. Mulcahy	$82,164	(4)	$124,328		$206,492
James S. Putnam	$84,664	(4)(8)	$124,328	(5)	$208,992
James S. Riepe	$92,164	(4)(8)	$124,328	(5)	$216,492
Richard P. Schifter	$68,414	(4)(6)	$124,328	(5)	$192,742

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2016. The amounts shown in this column do not include the value of any fully vested shares of Common Stock that certain of our non-employee directors elected to receive in lieu of the cash portion of the annual service retainer. Such amounts are shown in the column “Fees Earned or Paid in Cash”. The aggregate grant date fair value of the restricted stock awards, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by $35.85, which was the closing price of our Common Stock on the grant date. For information regarding the number of shares of restricted stock held by each non-employee director as of December 31, 2016, see the column “Restricted Stock Awards” in the table in footnote 2 below.

(2)
The following table shows the aggregate number of stock options and shares of restricted stock held by each of our non-employee directors as of December 31, 2016. All stock options reported in the table below were vested in full as of December 31, 2016. All restricted stock awards reported in the table below will vest in full on May 11, 2017.

Name	Stock Option Awards (#)	Restricted Stock Awards (#)
John J. Brennan	—	3,468
Viet D. Dinh	—	3,468
H. Paulett Eberhart	—	3,468
Marco (Mick) W. Hellman(7)	—	—
Anne M. Mulcahy	—	3,468
James S. Putnam	—	3,468
James S. Riepe	31,500	3,468
Richard P. Schifter	—	3,468

(3)	Mr. Boyce retired from the Board effective May 10, 2016. This amount represents the prorated portion of his retainer for service on the Compensation Committee during 2016.

(4)
This amount includes the value of fully vested shares of Common Stock that the director elected to receive in lieu of the cash portion of the director’s annual service retainer. The aggregate grant date fair value of these shares, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by $35.85, which was the closing price of our Common Stock on the grant date. Other than shares held by Mr. Hellman and Ms. Mulcahy, these shares are subject to a written deferral election under the Deferred Plan pursuant to which the director elected to defer receipt of the cash portion of the annual service retainer.

(5)	These stock awards are subject to a written deferral election under the Deferred Plan pursuant to which the director elected to defer receipt of the equity portion of the annual service retainer.

(6)
Mr. Dinh succeeded Mr. Schifter as chair of the Nominating and Governance Committee in March 2016. Amounts for Messrs. Dinh and Schifter include the prorated portions of their retainers for service as chair of the Nominating and Governance Committee during 2016.

(7)	Mr. Hellman was awarded 1,734 shares of Common Stock and 3,468 shares of restricted stock in December 2016. Mr. Hellman assigned these awards to HMI Capital, LLC.

(8)	Mr. Putnam succeeded Mr. Riepe as lead director in June 2016. Amounts for Messrs. Putnam and Riepe include the prorated portions of their retainers for service as lead director during 2016.

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Compensation Discussion and Analysis

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis (“CD&A”) describes the actions taken by our Compensation Committee with respect to 2016 compensation for our executive officers, including our named executive officers (“NEOs”). Under SEC rules, our NEOs for 2016 are:

Executive	Title
Mark S. Casady(1)	Former Chief Executive Officer
Matthew J. Audette	Chief Financial Officer
Dan H. Arnold(1)	President and Chief Executive Officer
Tracy E. Calder(2)	Managing Director, Deputy Chief Risk Officer
Thomas Gooley	Managing Director, Service, Trading and Operations

(1)
Mr. Casady served as our chief executive officer until January 3, 2017 when Mr. Arnold, our president, was appointed as our chief executive officer. Mr. Casady continued to serve as chair of the Board and a director until his retirement on March 3, 2017.

(2)	Ms. Calder commenced employment with us as managing director, deputy chief risk officer on January 25, 2016.
Summary of 2016 Operating Performance
The following summary of the Company’s operating performance is intended to provide additional context for the Compensation Committee’s evaluation of the Company’s performance against its 2016 goals for compensation-related purposes. Adjusted EBITDA was the primary metric considered by the Compensation Committee in evaluating the Company’s financial performance in 2016. The Compensation Committee also considered the Company’s gross profit and expense management results, and their effect on the Company’s Adjusted EBITDA results. Adjusted EBITDA and gross profit are non-GAAP financial measures that are described below under “Non-GAAP Financial Measures.”
The Company reported strong business and financial results in 2016. It experienced one of its best recruiting years ever, as measured by recruited gross dealer concessions, and made significant progress during the year on service, technology and preparations for the Department of Labor (“DOL”) fiduciary rule. Total brokerage and advisory assets at year-end were $509 billion, up 7% from the prior year, and the full-year production retention rate was 97%, excluding the impact of an institutional client that was acquired by a bank with its own broker-dealer. This asset growth contributed to the Company’s gross profit of $1.4 billion in 2016, which was a 3% increase over 2015. The Company’s focus on expense management enabled us to make significant business investments while also lowering our rate of expense growth. This low expense growth improved our operating leverage, as EBITDA and earnings per share grew year-over-year by 12% and 22%, respectively. For additional discussion and analysis of the Company’s 2016 performance, please refer to the Annual Report.
As further discussed below, after taking into account the Company’s overall performance against financial and non-financial goals for 2016, the Compensation Committee determined that the 2016 bonus pool would be funded at above-target levels, and the annual cash bonus awards to our NEOs (as well to our other executives and employees) would generally be paid at target, or above target levels for high performing employees. This approach is consistent with our compensation philosophy and past practice.

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Compensation Discussion and Analysis

A 3% increase in gross profit, combined with disciplined expense management, generated operating leverage as Adjusted EBITDA increased 7% year-over-year.

Gross profit increased to $1.4 billion in 2016, primarily due to an increase in the Company’s cash sweep revenue, partially offset by decreases in commissions and advisory revenues.

Total brokerage and advisory assets were $509.4 billion as of December 31, 2016, a 7% increase from the prior year-end balance of $475.6 billion. Total brokerage and advisory net new assets were $5.9 billion for 2016, compared to $9.1 billion in the same period in 2015.

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Compensation Discussion and Analysis

As of December 31, 2016, advisory assets under custody (which are a component of total brokerage and advisory assets) had grown to $211.6 billion, up 13% from the prior year, and represented 41.5% of total brokerage and advisory assets at year-end.

As of December 31, 2016, brokerage assets (which are also a component of total brokerage and advisory assets) had grown to $297.8 billion, up 3% from the prior year.

Capital was returned to stockholders through a share repurchase program and dividends. In 2016, $114.1 million of capital was returned to shareholders, including $89.1 million of dividends and $25.0 million of share repurchases (representing 634,651 shares).

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Compensation Discussion and Analysis

Compensation Philosophy

Under the oversight of our Compensation Committee, our executive compensation program rewards sustained favorable financial and operating performance. Our executive compensation program is designed to align our executives’ compensation to the performance of the Company while avoiding practices that may create unwarranted risk.
The design and operation of our executive compensation program reflect the following basic objectives:

■	aligning the interests of our executive officers with the interests of our Company and its stockholders;
■	linking our executive officers’ compensation to the achievement of both short-term and long-term strategic and operational goals; and
■	attracting, motivating, and retaining highly qualified executive officers who are passionate about the mission of our Company.
We seek to achieve these objectives through the following guiding compensation principles:
■	paying compensation that is competitive with that offered for similar positions with our peer companies;
■	striking an appropriate balance between current and long-term compensation as well as cash and equity compensation;
■	linking short-term and long-term total compensation largely to objective and, to the extent possible, quantifiable performance measures;
■	rewarding Company and business unit performance, as well as individual performance and potential; and
■	using equity-based compensation for a significant portion of total compensation.

Compensation Governance
In order to implement this philosophy, and to promote strong governance and alignment with stockholder interests, we do the following:
✓	maintain a pay mix that is heavily performance-based;
✓	maintain stock ownership guidelines for executives;
✓	maintain a compensation recoupment policy in the event of a restatement of our financial statements;
✓	retain an independent compensation consultant engaged by, and reporting directly to, our Compensation Committee;
✓	benchmark executive compensation against peers with which we compete for talent;
✓	conduct annual risk assessments of our executive compensation policies and practices;
✓	hold an annual shareholder “say on pay” vote; and
✓	hold Compensation Committee executive sessions without management present.
In addition, we do not do the following:
✗	re-price stock options without stockholder approval;
✗	permit hedging transactions or short sales by executives;
✗	permit pledging or holding company stock in a margin account by executives;
✗	enter into individual employment agreements; or
✗	provide excise tax gross-ups to executives.

Over the last several years, we have made changes to our compensation practices to bring them into greater alignment with our peer companies, strengthen the alignment of compensation paid with Company performance, and provide greater transparency for our employees and investors. These practices are discussed below under “—Compensation Policies and Practices.”

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Compensation Discussion and Analysis

Components of Compensation
The core components of our executive compensation program are:

▪	Base salary;

▪	Annual cash bonus awards;

▪	Long-term equity incentive awards; and

▪	Severance and change-in-control benefits.
Our Compensation Committee retains flexibility to determine the appropriate level and mix of the various compensation components consistent with our business needs. The mix of compensation elements is intended to provide our NEOs with a competitive total pay package that rewards recent results and drives long-term corporate performance. The annual cash bonus awards compensate NEOs based upon annual Company and individual performance. We also have a long-term equity incentive program designed to provide equity compensation primarily linked to longer-term Company performance while aligning the interests of our executives with the interests of our stockholders.

Annual Cash Bonus Awards	Base Salary

Long-Term Incentives	Other
Retirement of Mr. Casady as Chief Executive Officer and Appointment of Mr. Arnold as President and Chief Executive Officer
Mr. Casady’s Arrangements
In December 2016, the Company announced that Mr. Casady would retire from his position as chief executive officer, effective January 3, 2017. In connection with his retirement, Mr. Casady was entitled to an annual cash bonus award for 2016 in accordance with the terms of the Company’s annual cash bonus plan (the “Bonus Plan”), payable in March 2017, based on the Compensation Committee’s assessment of his contribution to the Company’s performance in 2016. As previously disclosed, during the period between January 3, 2017 and March 3, 2017, Mr. Casady provided transition services to the Company, in consideration for which he continued to receive payment of his salary and benefits, and continued vesting in his unvested equity-based awards. Mr. Casady did not receive any severance in connection with his retirement. Because Mr. Casady satisfied the definition of "retirement" under the provisions of his equity awards, all unvested equity awards held by him became fully vested as of March 3, 2017.
Mr. Arnold’s Arrangements
Mr. Arnold, our president, was appointed as our chief executive officer, effective January 3, 2017. Mr. Arnold was also appointed to the Board at that time.
In connection with Mr. Arnold’s appointment as chief executive officer, the Board approved an increase in his annual base salary to $800,000 and a target annual cash bonus opportunity of 225% of annual base salary, each effective as of January 3, 2017. In addition, the Board approved a target annual long-term incentive compensation award opportunity for Mr. Arnold with a grant date value of 350% of annual base salary, with 50% of such award to consist of stock options and 50% of such award to consist of performance-based share units. Mr. Arnold continues to be eligible for the Executive Severance Plan (as described below). The Board approved these arrangements at the recommendation of our Compensation Committee, which based its recommendation on a review of peer group data and practices, advice from the Compensation Consultant, and the Compensation Committee’s assessment of Mr. Arnold’s role, experience, and tenure with the Company.
In recognition of the substantial additional responsibilities that Mr. Arnold assumed, and his expected contributions to the Company, the Board granted Mr. Arnold a one-time special incentive award consisting of time-based restricted stock units (“RSUs”) having a grant date fair value of $1.5 million. These RSUs were granted on February 13, 2017 and vest as to one-third of the RSUs on each of the third, fourth and fifth anniversaries of the date of grant.
Base Salary
We pay our NEOs base salaries in order to provide a level of competitive and stable income. The base salaries of our NEOs are set based on the responsibilities of the individual, taking into account the individual’s skills, experience, and prior compensation levels, as well as market compensation levels for our peer group. Our Compensation Committee reviews base salaries for our NEOs on an annual basis, although salary changes may not occur

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Compensation Discussion and Analysis

with that frequency. Rather, base salaries are generally increased when individual performance, job scope, or market compensation data indicate that an increase is warranted. As the responsibilities of our NEOs increase, the Compensation Committee generally reflects compensation adjustments through increases in cash bonus opportunity and the size of equity awards rather than through adjustments to base salary.
With regard to our NEOs’ base salaries for 2016:

•	The base salaries of Messrs. Audette, Casady, and Gooley were unchanged from 2015;

•	Mr. Arnold received an increase in base salary from $625,000 to $675,000 effective March 6, 2016; and

•	Ms. Calder’s 2016 base salary was set at the time she joined us in January 2016.
In determining that the salaries remained appropriate for Messrs. Audette, Casady, and Gooley, our Compensation Committee considered, among other things, the competitiveness and mix of the total compensation opportunities for Messrs. Audette, Casady, and Gooley based on benchmarking data prepared by the Compensation Consultant. This benchmarking data consisted of peer group compensation data, as disclosed in the peers’ most recent proxy statements (the “Benchmarking Data”).
In determining the 2016 base salary increase for Mr. Arnold, the Compensation Committee considered the Benchmarking Data as well as his performance as our president, including his leadership of the Company’s Advisor and Institution Solutions business unit, which was responsible for business development, existing advisor and institution growth, enhancing the client experience, research, corporate strategy, and sponsor relationships.
Ms. Calder’s base salary, as well as her target incentive compensation opportunities, cash signing bonus and sign-on grant of RSUs, reflected the results of our negotiations in recruiting Ms. Calder to join us from J.P. Morgan Securities LLC, where she served as managing director, chief compliance officer.
The 2016 salaries for all of our named executive officers appear in the Summary Compensation Table that follows this CD&A.
Annual Cash Bonus Awards
We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation of each NEO to annually-established, key short-term corporate objectives, and financial goals of the Company. See “—Goals, Objectives and Performance Evaluation” below for a description of these objectives and goals and our 2016 performance against them. The Compensation Committee believes that the NEOs, as key members of the Company’s leadership team, share responsibility for supporting the goals and performance of the Company.
At the beginning of each year, the Compensation Committee establishes:

•	An objective corporate performance threshold (the achievement of which is the primary condition to the funding of the bonus pool under the Bonus Plan);

•	Each NEO’s target and maximum award amounts;

•	Additional financial and non-financial corporate performance goals (on which the level of funding of the bonus pool, and the payment of annual cash bonus awards, if any, will be based); and

•	General guidelines that provide a potential range of bonus pool funding based on the level of achievement of the Company’s financial performance goals.
Before establishing the 2016 bonus guidelines, the Compensation Committee assessed its approach to annual incentive compensation. With the assistance of the Compensation Consultant, the Compensation Committee considered peer group practices with regard to the number and types of financial performance metrics used in annual incentive plans, as well as typical plan payout designs. Relative to peers’ practices, our approach to annual cash bonus awards provides more discretion to our Compensation Committee. The Compensation Committee believes that this level of discretion is appropriate given the variety of factors that can affect the Company’s Adjusted EBITDA results, including prevailing interest rates and equity market performance. The Company’s Adjusted EBITDA results were the primary metric considered by the Compensation Committee in evaluating the Company’s financial performance in 2016.

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Each NEO’s individual target award amount is set by the Compensation Committee by reference to market compensation for comparable positions within our peer group as well as the nature of the NEO’s role and responsibilities. In setting the targets, the Compensation Committee generally emphasizes executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function. We believe therefore that our cash bonuses provide a significant incentive to our NEOs to work towards achieving our overall Company objectives.
If the Compensation Committee determines that the threshold corporate performance goal has been achieved and therefore a bonus pool under the Bonus Plan will be funded, the Compensation Committee then evaluates the Company’s and each NEO’s performance against the additional, previously established goals, taking into account discussions with management and the Compensation Consultant, and determines whether and to what extent the bonuses are paid. See “—Goals, Objectives and Performance Evaluation.”
Our Compensation Committee generally has the discretion to pay bonuses above (subject to the pre-established maximums for each NEO) or below the established targets based upon their assessment of Company performance, each NEO’s performance and potential, and other considerations. In determining actual bonus payouts, the Compensation Committee generally considers an individual performance modifier of ±30% in the case of executives in revenue-generating positions and ±15% in the case of executives in non-revenue-generating positions. In general, cash bonuses paid under the Bonus Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

In 2016, the Company’s objective performance threshold was based on the Company’s Credit Agreement EBITDA results. For a description of Credit Agreement EBITDA, see “—Non-GAAP Financial Measures” below. The funding guidelines established by the Compensation Committee at the beginning of the year for the 2016 bonus pool were based on the Company’s Adjusted EBITDA results; however, the payout opportunities reflected in these guidelines were used by the Compensation Committee only as a general guide. In determining the actual level of bonus pool funding, the Compensation Committee considered the Company’s overall performance against its pre-established overall corporate goals and gave consideration to additional factors, such as market factors affecting the Company’s earnings results, as well as a subjective “degree of difficulty” analysis with respect to the various corporate goals.
Our chief executive officer and chief financial officer met with the Compensation Committee in December 2016 and January 2017 to discuss our actual performance compared to our pre-established 2016 corporate objectives. For 2016, the Compensation Committee determined that the Company’s Credit Agreement EBITDA was sufficient to fund a cash bonus pool and that overall corporate performance exceeded the corporate objectives to which the awards were subject, as further described below under “— Goals, Objectives and Performance Evaluation.” Based primarily on this assessment of the Company’s performance, the Compensation Committee exercised its discretion to award annual cash bonuses under the Bonus Plan to our NEOs above each executive’s target award amount for 2016 (subject to the pre-established maximums for each NEO).
The table below includes the target annual cash bonus award established for each of our NEOs at the beginning of 2016, as well as the actual cash bonus awarded to each of our NEOs for 2016, as determined by the Compensation Committee:

NEO	Target Award		Target Award as a Percentage of Base Salary	Cash Bonus Awarded		Cash Bonus Awarded as a Percentage of Target Award
Mark S. Casady	$2,475,000		275%	$2,500,000		101%
Matthew J. Audette	$1,050,000		175%	$1,218,000		116%
Dan H. Arnold	$1,181,250		175%	$1,400,000		119%
Tracy E. Calder(1)	$373,770	(1)	84.6% (1)	$425,000	(2)	114%
Thomas Gooley	$750,000		150%	$910,000		121%
(1) Ms. Calder’s annual target award is $400,000, or 90.5% of her base salary. Ms. Calder’s target award for 2016 was prorated for the portion of the year following the commencement of her employment with the Company.
(2) Ms. Calder also received a sign-on bonus in the amount of $497,000 upon joining the Company in January 2016.

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Compensation Discussion and Analysis

Long-Term Equity Incentive Awards
The purposes of our long-term equity incentive program are to promote the achievement of corporate goals that drive long-term stockholder value, to align the interests of our executive officers and other key employees with our shareholders and to retain key executives. We provide long-term compensation to our NEOs through equity awards under our stockholder-approved equity plans, and we believe that our long-term equity incentive program is critical to our efforts to hire and retain the best talent in the financial services industry.
At the beginning of each year, the Compensation Committee establishes long-term equity incentive award targets for all eligible executives after reviewing the recommendations of management and the information, including the Benchmarking Data, provided by the Compensation Consultant. Annual target award amounts are based on an executive’s position, including job scope and base salary, after consideration of the Benchmarking Data and prior years’ awards to the executive. For our NEOs, the targets established by our Compensation Committee for 2016 ranged from 72% to 350% of base salary.
After the conclusion of the year, the Compensation Committee determines the actual amounts of the annual long-term incentive (“LTI”) award to be granted to each of our NEOs based on the target award previously set by the Compensation Committee as well as the NEO’s individual performance both during the year and over time, leadership responsibilities and potential, and retention considerations. Based upon such considerations, the NEO’s actual LTI award may vary from the target amount previously established. Unlike our annual cash bonus awards, the actual amount of executives’ LTI awards are generally not based on annual Company performance, although the value of those LTI awards depends on the Company’s longer-term performance.

Since 2012, our long-term equity incentive awards have included RSUs and stock options. Equity grants to our chief executive officer have consisted only of stock options, in order to align to stock appreciation on an absolute basis, while equity grants to our other NEOs have consisted of 70% stock options and 30% RSUs.
During 2016, the Compensation Committee assessed its approach to long-term equity incentives. With the assistance of the Compensation Consultant, the Compensation Committee considered peer practices with regard to the number and types of equity award vehicles and the mix of equity award vehicles and, in the case of performance-based awards, market performance metrics, performance periods, and payout opportunities. Based on its assessment, the Compensation Committee has incorporated performance-based awards as part of the Company’s long-term equity incentive program for 2017. In February 2017, the Compensation Committee approved performance share units (“PSUs”) as a form of LTI to be incorporated into the Company’s 2017 awards for all managing directors and above, including the NEOs. We believe this aligns with our pay-for-performance goals and puts appropriate focus on long-term alignment and pay relative both to market peers and shareholder returns.
Beginning in 2017, equity grants to our president and chief executive officer will consist of 50% PSUs and 50% stock options (by grant date value), and equity grants to our other NEOs will consist of 40% PSUs, 30% stock options, and 30% RSUs. We believe that this blended approach provides appropriate incentives for long-term shareholder value creation while also serving as a retention tool for the Company.
PSUs are eligible to become earned PSUs based on the Company’s total shareholder return (“TSR”) relative to the TSR of a predetermined comparator group over a three-year performance period (the “Performance Period”). The number of earned PSUs

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Compensation Discussion and Analysis

is based on a relative ranking between the 25th and 80th percentile of the comparator group’s TSR results. Based on our relative performance, the number of earned PSUs can range between 50% (threshold) and 200% (maximum) of the target award as shown below:

Performance Level	Relative TSR Percentile Rank (based on comparator group)	Common Shares Earned (as a % of Target)
Maximum	80th	200%
Target	50th	100%
Threshold	25th	50%
Below Threshold	Below 25th	0%
The number of earned PSUs is capped at 100% of the target award if the Company’s TSR is negative during the Performance Period. The beginning and ending share price for TSR calculations will be based on the average historical 30-day closing price per share prior to (and including) the beginning and end of the Performance Period. Earned PSUs become vested on the later of the third anniversary of the grant date and the date on which the Compensation Committee certifies achievement of the performance criteria associated with the award and determines the number of PSUs that have become earned under the award agreement.
Our stock option and RSU grants vest over time, generally in equal annual installments over three years. Unvested stock options, RSUs, and PSUs generally are forfeited if an NEO voluntarily leaves the Company other than upon retirement. In the event of retirement, the vesting of an NEO’s stock options and RSUs will generally accelerate in full, stock options will generally remain exercisable for a period of two years following termination, and PSUs will generally remain outstanding and eligible to become earned PSUs in accordance with the terms of the award. For awards granted since the beginning of 2014, “retirement” means the termination of employment other than for cause following either:

•	attainment of age 65 and completion of five years of continuous service with the Company; or

•	attainment of age 55 and completion of ten years of continuous service with the Company.
For awards granted prior to 2014, “retirement” means the termination of employment other than for cause following attainment of the age of 65 and completion of five years of continuous service with the Company. Mr. Casady is the only NEO who has satisfied the age and service requirements that apply to awards granted since the beginning of 2014.
In granting equity awards beginning in February 2016 (based on 2015 performance), the Compensation Committee calculated the number of shares underlying an award using a price per share equal to the average historical 30-day closing price per share of our Common Stock inclusive of the grant date. In making this decision, the Compensation Committee was mindful of our stock price volatility, our “burn rate” in granting awards and the potential dilutive effect to stockholders of our equity awards. Beginning in 2017, this approach was also used for PSU awards.
The Compensation Committee also updated the fixed valuation ratio used in granting stock options. In granting awards in February 2016, the Committee used a 3.5:1 ratio of stock options for each share of Common Stock, compared to the 3:1 ratio used in granting equity awards in March 2015 (for 2014 performance). In making this change, the Compensation Committee primarily sought to move option values incrementally closer to the estimated fair value of our stock options calculated using the Black-Scholes model.
The table below reflects the target LTI award established for each of our NEOs for 2016, as well as the actual LTI award granted to our NEOs for 2016 performance, as determined by the Compensation Committee:

Executive	2016 Annual Base Salary	LTI Target % of Base Salary	LTI Target $	LTI $ Granted(1)
Mark S. Casady(2)	$900,000	350%	$3,150,000	$—
Matthew J. Audette	$600,000	175%	$1,050,000	$1,050,000
Dan H. Arnold(3)	$800,000	350%	$2,800,000	$2,800,000
Tracy E. Calder	$442,000	72%	$320,000	$320,000
Thomas Gooley	$500,000	150%	$750,000	$787,500

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Compensation Discussion and Analysis

(1)
These LTI awards were granted on March 13, 2017 for services provided during fiscal year 2016. Mr. Arnold received 50% of his LTI award as PSUs and 50% as stock options. The remaining NEOs received 40% of their awards as PSUs, 30% as stock options and 30% as RSUs. PSUs are eligible to become earned and vested based on the achievement of performance criteria over a three-year period, as described above. The stock options and RSUs are scheduled to vest ratably over a three-year period. In calculating the number of shares underlying stock options to be awarded, we divided the value of the grant by a number equal to: the average historical 30-day closing price per share of our Common Stock, inclusive of the date of grant, divided by 3.5. However, the exercise price of any such option is equal to the closing price of our Common Stock on the date of grant. In calculating the number of RSUs and PSUs awarded, we divided the value of the grant by a number equal to the average historical 30-day closing price per share of our Common Stock inclusive of the date of grant.

(2)	Mr. Casady retired from the Company effective as of March 3, 2017 and accordingly did not receive an LTI award in 2017.

(3)	Mr. Arnold’s LTI award was based on his base salary and LTI target in effect on March 13, 2017 (the grant date), which were $800,000 and 350%, respectively.
NEO LTI awards granted on March 13, 2017 by the Compensation Committee were based on 2016 targets as well as an NEO’s individual performance during 2016, leadership responsibilities, and potential, as well as retention considerations. In determining Mr. Arnold’s LTI award amount for 2016, the Compensation Committee conducted a two-step analysis:

•
First, with the assistance of the Compensation Consultant, the Compensation Committee benchmarked Mr. Arnold’s target total compensation (annual base salary, target annual cash bonus award and target annual LTI award) against the Company’s peer group and determined a competitive total compensation package, including LTI.

•
Second, in light of his role, experience, and tenure with the Company, as well as the desirability of his skill set, the Compensation Committee sought to reinforce the alignment of Mr. Arnold’s compensation with stockholder value creation over the long-term and granted a target LTI award for the year, consisting of stock options that are scheduled to vest ratably over three years and PSUs that generally cliff vest at the end of a three-year performance period, subject to achievement of certain performance criteria during such period.
The Board also granted Mr. Arnold an additional 38,809 RSUs on February 13, 2017, in recognition of his promotion to chief executive officer. These RSUs vest over a five-year period, with one-third vesting on each of the third, fourth, and fifth anniversary of the date of grant. The Board approved this vesting schedule to encourage retention over a longer period than is the typical period for vesting associated with time-based awards.
LTI award amounts for Messrs. Audette and Gooley and Ms. Calder were primarily based on competitive market practices among the Company’s peer group, as well as other factors such as potential, retention, leadership responsibilities and individual performance.
The LTI awards described in the table above and Mr. Arnold’s RSU award were all granted in 2017 and therefore are not reflected in our Summary Compensation table or Grants of Plan-Based Awards table. In accordance with SEC rules, the equity awards shown in our Summary Compensation table and Grants of Plan-Based Awards table appearing elsewhere in this proxy statement reflect LTI awards that were granted during calendar year 2016. The awards shown in such tables include the LTI awards

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Compensation Discussion and Analysis

granted in February 2016 for services performed in 2015.
In addition to our annual LTI awards, the Compensation Committee made certain one-time grants to our NEOs in 2016. Pursuant to the terms of her employment offer letter, in connection with her commencement of employment, Ms. Calder was granted 32,241 RSUs on February 25, 2016, which grant was intended to compensate her for equity awards that she forfeited when she left her previous employer. On June 13, 2016, Mr. Gooley was granted 2,928 RSUs and 23,907 stock options with an exercise price of $24.38, the closing price per share of our Common Stock on the date of grant. This grant was made in connection with Mr. Gooley’s anniversary of employment with the Company and in recognition of his leadership in improving the Company’s service and operations. Each of these LTI awards granted to Ms. Calder and Mr. Gooley, which are reflected in our Summary Compensation table and Grants of Plan-Based Awards table, vests ratably over three years.
In addition, Messrs. Audette, Arnold, and Gooley each received a one-time grant of 3,111 RSUs on February 25, 2016 in connection with our Compensation Committee’s decision to discontinue our automobile perquisite program (described below). These RSUs vest in full on the third anniversary of their grant date.
Additional Compensation Elements
Severance and Change-in-Control Benefits
Our Executive Severance Plan enables us to offer a form of protection to our executive officers in the event their employment with us is involuntarily terminated by the Company or is terminated for good reason by the executive (each, a “qualifying termination”). We believe that providing these benefits helps us compete for executive talent and may help us retain current key employees. All of our NEOs (other than Mr. Casady, who retired as chief executive officer effective January 3, 2017) are eligible for severance benefits under the Executive Severance Plan.
Executive Perquisites
In February 2016, our Compensation Committee approved a new executive financial services policy, pursuant to which the Company’s executive officers are eligible to receive annual reimbursement of up to $15,000 for qualifying personal financial planning services. During 2016, we also provided our NEOs with a perquisite in the form of either use of a leased automobile or an automobile allowance (the “Automobile Program”). However, in February 2016, our Compensation Committee decided to phase out the Automobile Program; in lieu of such program, Messrs. Audette, Arnold and Gooley each received a one-time grant of RSUs, as described above.
Other Compensation Components
401(k) Plan. We maintain a retirement savings plan (the “401(k) Plan”), for the benefit of all eligible employees, including our NEOs. Under the terms of the 401(k) Plan, employees may elect to make pre-tax 401(k) and Roth 401(k) contributions up to the statutorily prescribed limit. After one year of service, we match employee contributions on a pay period basis. For 2016, we provided a match in an amount equal to 65% of an employee's elective deferral up to 8% of his or her eligible compensation. An employee’s interests in his or her contributions are 100% vested when contributed. We provide this benefit to all of our eligible employees, and it is provided to our NEOs on the same basis as all other eligible employees.
Nonqualified Deferred Compensation. Mr. Arnold, previously an executive of our wholly-owned indirect subsidiary, UVEST Financial Services Group, Inc. (“UVEST”), participates in the UVEST Executive Nonqualified “Excess” Plan (the “UVEST Plan”). The UVEST Plan allows certain highly compensated or management employees to defer up to 100% of their current compensation, which includes for this purpose base salary, service bonus, performance-based compensation, and commissions. Distributions of deferred amounts may be made only upon a qualifying distribution event, which, depending on the individual’s election, may be a separation from service, disability (as defined in the UVEST Plan), death, a change-in-control event (as defined in the UVEST Plan), an unforeseeable emergency, or a specified date, or may be the earliest of one or more of these events. At the time an election is made to defer compensation under the UVEST Plan, participants may choose, with respect to each potential qualifying distribution event, to receive amounts in either a lump sum or in equal annual installments over a number of years (but not to exceed five years). Deferred amounts are credited with an investment return determined as if the amounts were invested in one or more investment funds made available by the UVEST Plan and selected by a participant. The UVEST Plan is intended to be a nonqualified deferred compensation plan operated in compliance with Section 409A of the Internal Revenue Code. The amounts of compensation Mr. Arnold elected to defer under the UVEST Plan in 2016 are described in the table below titled “Nonqualified Deferred Compensation for the Year Ended December 31, 2016.”

2017 Proxy Statement | 33

Compensation Discussion and Analysis

Goals, Objectives and Performance Evaluation
Our NEOs are primarily responsible for ensuring that the Company achieves its annual and long-term goals. At the beginning of 2016, our Board of Directors determined, with the input of the chief executive officer and the management team, the corporate goals and objectives for the year, including with regard to the Company’s financial performance. In evaluating incentive compensation at the end of the year, our Compensation Committee considered the Company’s overall performance against these corporate goals and objectives, including its Adjusted EBITDA results. The Compensation Committee determined that the Company generally performed well against its 2016 goals and objectives in light of its strong financial results and performance in key business indicators, although the Company’s net new advisory assets fell below expectations. See “Executive Summary—Summary of 2016 Operating Performance” for additional information about our 2016 performance, including our Adjusted EBITDA results. In making its evaluation, the Compensation Committee considered objective and subjective factors, and exercised its discretion to grant annual cash bonus awards above each NEO’s target award amount.

2016 Goal	Performance

Drive LPL business growth by adding new advisors and helping existing advisors thrive
We had a record recruiting year in 2016, as measured by recruited gross dealer concessions, which also exceeded our target for 2016. We also increased our advisor count by 323 from 14,054 to 14,377 over the course of the year. Our production retention rate was 97%, excluding the departure of an institutional client that was acquired by a bank with its own broker-dealer, up from 96% in 2015. Our net new advisory assets were below plan for 2016, although we experienced steady improvement throughout the year.

Deliver key technology portfolio focusing on ClientWorks, regulatory commitments, advisory platform, and service solutions	We met or exceeded our annual goals for stability, security, and portfolio delivery. We also met our key goal with regard to ClientWorks: availability to 100% of our advisors prior to year-end.

Provide high levels of service experience for clients
Our overall client service experience improved in 2016 due to implementation of several key service center initiatives along with an increased focus on metrics and accountability. We made progress in improving processes and policies, including inbound call support, proactive services, and the creation of specialized service teams. We also improved in key areas of focus related to operational efficiency, service support and technology. In addition, key performance indicators, including average speed to answer, exceeded target performance.

Achieve G&A target through expense management and operational efficiency	Full-year expenses were favorable to budget due to strong expense management. Core G&A, a non-GAAP metric, was $700 million, representing less than a 1% growth rate year-over-year.

Manage risk through successful DOL fiduciary rule implementation and the completion of multi-year GRC and Legal efforts	The Company made measurable progress with its DOL fiduciary rule implementation plans. Compliance testing programs and execution of key controls and related initiatives were completed on target.

Be the destination of choice for employees and business partners by promoting a workplace that empowers diverse teams to work well together for clients and investors
Our employee engagement index was below the year-end target. This was primarily caused by workplace dynamics, including a decision to not generally grant merit increases in base compensation. The Company exceeded its retention target for top talent, however.

As we look forward to 2017, the Board of Directors has recommitted our management team to goal categories that are generally consistent with those adopted in 2016.

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Compensation Discussion and Analysis

Non-GAAP Financial Measures
We believe that presenting certain non-GAAP measures by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects, and valuation. We use this non-GAAP information internally to evaluate operating performance and to formulate the budget for future periods. We believe that the non-GAAP measures and metrics discussed below are appropriate for evaluating the performance of the Company.
Gross Profit. Gross Profit is calculated as net revenues less commission and advisory expenses and brokerage, clearing, and exchange fees. All other expense categories, including depreciation and amortization, are considered general and administrative in nature. Because the Company’s Gross Profit amounts do not include any depreciation and amortization expense, the Company considers its Gross Profit amounts to be non-GAAP measures that may not be comparable to those of others in its industry. We believe that Gross Profit can be useful to investors because it shows the Company’s core operating performance before indirect costs that are general and administrative in nature.
Core G&A. Core G&A consists of total operating expenses, which were $3.7 billion for the year ended December 31, 2016, excluding the following expenses: commission and advisory, regulatory charges, promotional, employee share-based compensation, depreciation and amortization, amortization of intangible assets, and brokerage, clearing, and exchange. We present Core G&A because we believe Core G&A reflects the corporate operating expense categories over which we can generally exercise a measure of control, compared with expense items over which we either cannot exercise control, such as commission and advisory expenses, or which we view as a promotional expense necessary to support advisor growth and retention, including conferences and transition assistance. Core G&A is not a measure of the Company’s total operating expenses as calculated in accordance with GAAP. The Company does not provide an outlook for its total operating expenses because it contains expense components, such as commission and advisory expenses, that are market-driven and over which the Company cannot exercise control. Set forth below is a reconciliation of the Company's total operating expenses to Core G&A for the year ended December 31, 2016.

Adjusted EBITDA. Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments. We believe that Adjusted EBITDA can be a useful financial metric in assessing our historical operating performance from period to period by excluding certain items that we believe are not representative of our core business. Set forth below is a reconciliation of the Company's net income to Adjusted EBITDA for the years ended December 31, 2016, 2015, and 2014.
Credit Agreement EBITDA. Credit Agreement EBITDA is defined in the Company’s credit agreement (“Credit Agreement”) as “Consolidated EBITDA,” which is Consolidated Net Income (as defined in the Credit Agreement) plus interest expense, tax expense, depreciation and amortization and further adjusted to exclude certain non-cash charges and other adjustments, including unusual or non-recurring charges and gains. We present Credit Agreement EBITDA because we believe that it can be a useful financial metric in understanding the Company’s debt capacity and covenant compliance under its Credit Agreement.
Gross Profit, Core G&A, Adjusted EBITDA, and Credit Agreement EBITDA are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA and Credit Agreement EBITDA can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
You can find additional related information, including a reconciliation of the Company's net income to Credit Agreement EBITDA for the year ended December 31, 2016, within our Annual Report, under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business.”

2017 Proxy Statement | 35

Compensation Discussion and Analysis

Set forth below is a reconciliation of Core G&A to the Company's total operating expenses for the twelve months ended December 31, 2016 (in thousands):

Core G&A	$699,868
Regulatory charges	17,461
Promotional	148,612
Employee share-based compensation	20,352
Total G&A	886,293
Commissions and advisory	2,600,624
Depreciation & amortization	75,928
Amortization of intangible assets	38,035
Brokerage, clearing and exchange	54,509
Total operating expense	$3,655,389
Set forth below is a reconciliation of the Company's net income to Adjusted EBITDA for the twelve months ended December 31, 2016, 2015, and 2014 (in thousands):

	2016	2015	2014
Net income	$191,931	$168,784	$178,043
Non-operating interest expense	96,478	59,136	51,538
Provision for income taxes	105,585	113,771	116,654
Depreciation and amortization	75,928	73,383	57,977
Amortization of intangible assets	38,035	38,239	38,868
EBITDA	507,957	453,313	443,080
EBITDA Adjustments:
Employee share-based compensation expense(1)	20,352	23,296	21,246
Acquisition and integration related expenses(2)	—	50	1,414
Restructuring and conversion costs(3)	—	11,976	34,783
Debt amendment and extinguishment costs(4)	—	—	4,361
Other(5)	—	481	11,623
Adjusted EBITDA	$528,309	$489,116	$516,507

(1)
Represents share-based compensation expenses for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(2)	Represents acquisition and integration costs resulting from various acquisitions.

(3)
Represents organizational restructuring charges, conversion, and other related costs primarily resulting from the expansion of our Service Value Commitment initiative. Results for 2015 also include charges related to the restructuring of the business of our subsidiary, Fortigent Holdings Company, Inc.

(4)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding on our prior senior secured credit facilities, including the accelerated recognition of unamortized debt issuance costs that had no future economic benefit, as well as various other charges incurred in connection with the repayment under prior senior secured credit facilities and the establishment of new or amended senior secured credit facilities.

(5)
Results for the year ended December 31, 2014 include approximately $9.6 million in parallel rent, property tax, common area maintenance expenses, and fixed asset disposals incurred in connection with our relocation to our San Diego office building.

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Compensation Discussion and Analysis

How Compensation Decisions Were Made
Role of Compensation Committee
Our Compensation Committee is composed entirely of directors who meet the NASDAQ standards for independence, including the heightened standards applicable to Compensation Committee members. The Compensation Committee is responsible for establishing our human resources policies, including our compensation philosophy, and overseeing our executive compensation policies and program. Our Compensation Committee reviews and gives final approval of the total compensation payable to each of our NEOs, as well as the structure and implementation of the Company’s overall compensation programs. In establishing total target compensation levels for our NEOs, the Compensation Committee, with input from the Compensation Consultant, determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high-performing, qualified executives. The Compensation Committee’s charter sets forth the Compensation Committee’s responsibilities.
CEO Assessment Process
At the beginning of each year, the Compensation Committee sets individualized annual goals for our chief executive officer based on the corporate goals approved by our Board and additional feedback from our non-employee directors. Previous individualized goals have included achievement of financial results, providing strategic vision and leadership, leading organizational development, and effective management of external relationships.
At the end of each year, the Compensation Committee requests that our chief executive officer prepare a written self-evaluation of performance against the year’s corporate and individualized goals. The chair of our Compensation Committee then distributes the completed self-evaluation to each non-employee director, who completes an assessment of the chief executive officer’s performance relative to the individualized goals. In addition, our chief human capital officer facilitates a group assessment of the chief executive officer’s performance by the members of our management committee. Our chief human capital officer provides a summary of the group assessment to our Compensation Committee, which then considers the chief executive officer’s self-evaluation, the results of the non-employee directors’ assessments, and the results of the group assessment in evaluating the chief executive officer’s performance and, together with input from the Compensation Consultant, in evaluating the chief executive officer’s compensation for the year. The assessment materials are also discussed with the full Board in an executive session led by the chair of the Compensation Committee, and after such discussion, feedback and compensation decisions are provided to the chief executive officer by the chair of the Compensation Committee.
Role of Executive Officers
At the beginning of each year, our executive officers develop the corporate goals and objectives that they believe should be achieved for the Company to be successful, which are reviewed with the Compensation Committee and the Board for the purpose of establishing how executive performance will be assessed. These objectives are derived largely from the Company’s annual financial and strategic planning sessions, and are prioritized and aligned with the Company’s long-term strategic plan. The objectives include both quantitative financial measurements and qualitative strategic and operational goals. The chief executive officer and the chief financial officer provide quarterly reports to the Compensation Committee assessing the Company’s performance against the corporate goals and objectives.
Our chief executive officer annually reviews the individual performance of each of his direct reports, including the NEOs (but excluding himself), and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person’s base salary level, annual cash bonus, and LTI award. Our chief human capital officer also attends Compensation Committee meetings and assists the Compensation Committee and the chief executive officer in recommending the final compensation levels for our NEOs. Both the chief executive officer and the chief human capital officer leave the meetings during discussions of compensation actions affecting them personally.
Role of Compensation Consultant
Our Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. The Compensation Committee has engaged the Compensation Consultant to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers. In 2016, the Compensation Consultant worked directly with the Compensation Committee and management to develop recommendations for compensation levels for our executive officers. In addition, the Compensation Consultant provided competitive compensation program and policy data as well as

2017 Proxy Statement | 37

Compensation Discussion and Analysis

information concerning compensation plan design. Finally, the Compensation Consultant conducted a risk assessment of the Company’s executive compensation policies and practices.
The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and has determined that the work provided by the Compensation Consultant did not raise a conflict of interest.
Benchmarking
We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. During 2016, the Compensation Committee engaged the Compensation Consultant to prepare an analysis to benchmark and assess our overall compensation program and practices against marketplace standards. This included a review of our peer group, to which no changes were made in 2016. The Compensation Committee’s purpose in requesting this analysis was to ensure that the Company’s executive compensation practices are competitive with our peers. Working with the Compensation Consultant, the Compensation Committee reviewed the total compensation that each of our named executive officers is eligible to receive against the compensation levels of comparable positions within our peer group.
The companies within our peer group consisted of:

■	Alliance Data Systems, Corp.	■	Fidelity National Information Systems
■	Ameriprise Financial, Inc.	■	Fiserv, Inc.
■	Broadridge Financial Solutions, Inc.	■	Raymond James Financial, Inc.
■	Charles Schwab & Co., Inc.	■	SEI Investments Company
■	DST Systems, Inc.	■	Stifel Financial Corp.
■	E*Trade Financial Corp.	■	TD Ameritrade Inc.
■	Eaton Vance Corp.	■	Waddell & Reed Inc.
Our goal is to ensure that we continue to measure our compensation practices against organizations that compete with us for key executives, that are considered important benchmarks in our industry, and that are comparable in size and scope to our business. As companies comprising our peer group change due to merger, acquisition, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group.

For the year ended December 31, 2016, revenue and market capitalization were as follows (in billions):

	Revenue	Market Capitalization
Peer Group (Median)	$3.1	$9.7
LPL Financial Holdings Inc.	$4.0	$3.1
Compensation Policies and Practices
No Employment Agreements
We do not have individual employment agreements with any of our executive officers, including our named executive officers, although we have a practice of entering into offer letters with new executive officers that generally lay out the expected terms and conditions of their employment, including potential levels of compensation. Our executives serve at the will of the Board, and their rights to severance benefits following a termination of employment, if any, will be determined under our Executive Severance Plan, which applies uniformly to our executives at the managing director level and above.
Executive Severance Plan
Under our Executive Severance Plan, participants who experience a qualifying termination are eligible to receive continued payment of base salary for one year, an amount equal to the most recent annual bonus paid or payable to the executive and a subsidy of COBRA continuation benefits for one year.
Additional benefits, including possible accelerated vesting of time-based equity and equity-based awards, are described elsewhere in this proxy statement under “Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2016.”
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with the interests of our stockholders. Each executive at the managing director level and above (which includes our NEOs) is required to achieve and maintain ownership of our Common Stock at a threshold equal to three times his or her base salary, while our CEO is required to achieve and maintain a threshold equal to six times his base salary. Generally, executive officers have five years from the time they become an executive officer to meet the minimum ownership requirements. The after-tax spread value of all vested stock options, as well as all outstanding shares, held by the executive count as shares for purposes of satisfying the minimum ownership requirement. Unvested stock options,

38 | 2017 Proxy Statement

Compensation Discussion and Analysis

unvested PSUs and unvested RSUs do not count. Our stock ownership guidelines may be found on our website at www.lpl.com.
As of April 11, 2017, Mr. Arnold was the only NEO who satisfied the minimum stock ownership requirement pursuant to our guidelines, Messrs. Audette and Gooley and Ms. Calder each joined the Company within the last five years, and Mr. Casady was no longer subject to the guidelines. Under the stock ownership guidelines, an NEO is not required to purchase additional shares to satisfy the ownership requirement in the event of a decline in the Company’s stock price, but the NEO is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved.
Anti-Hedging and Anti-Pledging Policy
We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits executives from hedging or engaging in monetization transactions, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.
Rule 10b5-1 Plan Policy
The Company has adopted a policy (the “10b5-1 Policy”) for all executive officers and directors of the Company who adopt Rule 10b5-1 plans for trading in Company securities. The 10b5-1 Policy is designed to prevent inadvertent violations of the federal securities laws when implementing Rule 10b5-1 plans.
Annual Compensation Risk Assessment
The Compensation Committee annually reviews our executive compensation policies and practices to ensure that they do not encourage unnecessary and excessive risks. The Compensation Consultant provided a “comfort letter” in connection with the 2016 review, the results of which are discussed elsewhere in this proxy statement under “Information Regarding Board and Committee Structure—Risk Management and Compensation Policies and Practices.”

Say-on-Pay Feedback from Stockholders
In 2011, we held an advisory vote on the frequency with which our executive compensation program would be submitted to our stockholders for an advisory vote, commonly referred to as a “say-on-pay” vote. Our stockholders recommended that say-on-pay votes occur every three years. In light of developing market practices, however, our Compensation Committee determined in 2014 that it would be advisable to hold say-on-pay votes on the compensation of our named executive officers on an annual basis. Each year, the Compensation Committee carefully considers the results of the prior year’s advisory vote as it reviews and determines the total compensation packages for our NEOs in the current year. In 2016, we received support for our executive compensation program at our 2016 annual meeting of stockholders, as 80% of the total votes cast on the advisory vote on say-on-pay voted to approve the proposal. At the Annual Meeting, we will hold another advisory vote on the frequency with which our executive compensation program will be submitted to our stockholders for an advisory vote. The Board is recommending that say-on-pay votes occur every year, consistent with our current practice.
Equity Grant Practices
The exercise price of each stock option awarded under our 2010 Plan is the closing price of the Common Stock on the date of grant. For equity grants in March 2017, the Compensation Committee determined the number of shares underlying the awards as follows.

•	in the case of stock options, by dividing the value of the award by a number equal to: the 30-day trailing average closing price per share of our Common Stock divided by 3.5; and

•	in the case of RSUs and PSUs, by dividing the value of the award by the 30-day trailing average closing price per share of our Common Stock.
In accordance with Delaware law, for 2016, the Board delegated to a committee, the sole member of which was Mr. Casady, who was then chair of the Board and chief executive officer of the Company (the “Equity Committee”), the authority to grant to an eligible participant under the 2010 Plan, other than an executive officer:

▪
stock options to purchase up to a number of shares of Common Stock as determined by dividing $500,000 by a number equal to either (i) the closing price per share of the Common Stock on the date of grant divided by 3.5 or (ii) the

2017 Proxy Statement | 39

Compensation Discussion and Analysis

average of the closing price per share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant divided by 3.5; and

▪
RSUs, with any individual grant limited to a number of RSUs determined by dividing $500,000 by a number equal to either (i) the closing price per share of Common Stock on the date of grant or (ii) the average closing price per share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant.

The stock options and RSUs granted pursuant to this delegated authority vest, in the discretion of the Equity Committee, either (i) ratably over three years or (ii) in full on the second or third anniversary of the grant date. Options granted pursuant to this delegated authority prior to December 17, 2013 vest either (i) ratably over four or five years or (ii) in full on the second or third anniversary of the grant date.
Effective February 24, 2017, Mr. Arnold is the sole member of the Equity Committee.
In addition, the Compensation Committee has delegated to our chief human capital officer the authority to grant to an employee of the Company, other than an executive officer:

▪
stock options to purchase up to a number of shares of Common Stock as determined by dividing $500,000 by a number equal to: the average of the closing price per share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant divided by 3.5; and

▪
RSUs, with any individual grant limited to the number of RSUs determined by dividing $500,000 by a number equal to the average closing price share of the Common Stock for the trailing 30 consecutive trading days inclusive of the date of grant.

The stock options and RSUs currently granted pursuant to this delegated authority vest ratably over three years, and, in addition to the individual limits described above, the total aggregate number of shares of Common Stock underlying stock options and RSUs granted by the chief human capital officer in any fiscal year may not exceed one million shares. Stock options granted pursuant to this delegated authority prior to December 17, 2013 vest ratably over four or five years.

162(m) Policy and Bonus Plan and PSUs
Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is paid to certain executive officers is not deductible unless it qualifies as “performance-based compensation.” Our Compensation Committee believes that, in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. From time to time, the Compensation Committee may, and reserves the right to, award or approve compensation that is not deductible under Section 162(m) in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives.
Our annual cash bonus awards to executive officers are generally granted under the Bonus Plan and intended to qualify as “performance-based compensation” under Section 162(m). Within the first 90 days of the annual performance period, the Compensation Committee establishes our objective performance criteria for the period and grants eligible participants a maximum potential award under the Bonus Plan based on that performance criteria. Following the conclusion of the performance period, the Compensation Committee certifies whether the objective performance criteria were satisfied. If satisfied, the Compensation Committee may exercise discretion to determine the actual amount of the annual cash bonus awards to be paid to each participant under the Bonus Plan, subject to the pre-established maximums for each participant. Our PSUs are also intended to qualify as “performance-based compensation” under Section 162(m).  See “—Long-Term Equity Incentive Awards” for a description of our PSUs.

40 | 2017 Proxy Statement

Report of the Compensation and Human Resources Committee of the Board of Directors

Report of the Compensation and Human Resources Committee of the Board of Directors
The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Anne M. Mulcahy, Chair John J. Brennan James S. Riepe
April 11, 2017

2017 Proxy Statement | 41

Compensation of Named Executive Officers

Compensation of Named Executive Officers
Except where otherwise noted, the equity awards shown in the Summary Compensation table and Grants of Plan-Based Awards table for the fiscal year 2016 were granted in February 2016 in respect of services performed in 2015. Please refer to the Compensation Discussion and Analysis included in last year’s proxy statement for a discussion of these awards. Equity awards in respect of services performed in 2016 that were granted in 2017 do not appear in the Summary Compensation Table or Grants of Plan-Based Awards table in accordance with SEC rules. Please refer to the Compensation Discussion and Analysis in this proxy statement for a discussion of these awards.

The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our NEOs. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.
Summary Compensation Table for Year Ended December 31, 2016
The following table sets forth information concerning the total compensation for the years ended December 31, 2016, 2015, and 2014 for the NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Mark S. Casady Former CEO	2016	900,000		—		—		1,844,706		2,500,000		39,559	5,284,265
	2015	900,000		—		—		3,519,400		1,237,500		52,475	5,709,375
	2014	885,479	(4)	—		—		3,079,998		1,485,000		71,440	5,521,917
Matthew J. Audette(5) Chief Financial Officer	2016	600,000		—		273,192	(6)	430,431		1,218,000		80,417	2,602,040
	2015	156,164		250,000	(7)	714,465	(8)	141,983	(8)	273,315	(9)	174,377	1,710,304
Dan H. Arnold President, CEO	2016	666,120	(10)	—		282,202	(6)	448,364		1,400,000		103,182	2,899,868
	2015	606,644	(11)	—		157,673		223,148		820,313		37,542	1,845,320
	2014	542,740	(12)	—		648,473		419,980		536,250		51,087	2,198,530
Tracy E. Calder(13) Deputy Chief Risk Officer	2016	413,016	(14)	497,000	(15)	671,113	(16)	131,178		425,000		276,011	2,413,318
Thomas Gooley(17) Managing Director, Service, Trading and Operations	2016	500,000		—		225,875	(6)	327,841		910,000		341,050	2,304,766

(1)
Represents aggregate grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. RSUs are valued using the closing price of the Common Stock on the date of grant. We use the Black-Scholes model to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock option awards are further disclosed in Note 14, Share-Based Compensation, to our consolidated financial statements in our Annual Report and Note 15, Share-Based Compensation, to our consolidated financial statements filed with our annual reports on Form 10-K for the years ended December 31, 2015 and 2014. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Represents the dollar value of annual cash bonus awards earned under the Bonus Plan by each NEO.

(3)	See “All Other Compensation” table below for additional information.

(4)	Mr. Casady began the year with a base salary of $800,000, but received an increase in salary to $900,000 during the year.

(5)	Mr. Audette joined the Company on September 28, 2015.

(6)	Includes a one-time grant of 3,111 RSUs on February 25, 2016 in connection with our Compensation Committee’s decision to discontinue the Automobile Program.

(7)	Represents a signing bonus paid to Mr. Audette in connection with his commencement of employment.

(8)	Represents sign-on grants of stock options and RSUs to Mr. Audette in connection with his commencement of employment.

(9)	Pursuant to the terms of his employment offer with the Company, Mr. Audette received an annual cash bonus for 2015 equal to his prorated target bonus amount.

(10)	Mr. Arnold began the year with a base salary of $625,000, but received an increase in salary to $675,000 during the year.

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(11)	Mr. Arnold began the year with a base salary of $550,000, but received an increase in salary to $600,000 and then to $625,000 during the year.

(12)	Mr. Arnold began the year with a base salary of $500,000, but received an increase in salary to $550,000 during the year.

(13)	Ms. Calder joined the Company on January 25, 2016.

(14)	Ms. Calder’s base salary for the year was $442,000, but was prorated for a start date of January 25, 2016.

(15)	Represents a signing bonus paid to Ms. Calder in connection with her commencement of employment.

(16)	Includes a sign-on grant of RSUs to Ms. Calder in connection with her commencement of employment.

(17)	Mr. Gooley joined the Company on June 25, 2015. Mr. Gooley was not a named executive officer in 2015. His compensation is therefore only disclosed for the year ended December 31, 2016.
All Other Compensation
The following table sets forth information concerning All Other Compensation in the table above for the years ended December 31, 2016, 2015, and 2014 for the NEOs:

Name	Year	Automobile Lease and Related Expenses(1) ($)	Taxable Travel and Related Expenses ($)		Taxable Relocation and Related Expenses ($)		Reimbursement for Certain Taxes and Tax Planning Services(2) ($)	401(k) Employer Match ($)	Total ($)
Mark S. Casady	2016	2,216	23,563	(3)	—		—	13,780	39,559
	2015	38,695	—		—		—	13,780	52,475
	2014	39,259	18,661	(4)	—		—	13,520	71,440
Matthew J. Audette	2016	14,000	—		62,917	(5)	3,500	—	80,417
	2015	10,500	22,946		140,931	(5)	—	—	174,377
Dan H. Arnold	2016	28,692	60,710	(3)	—		—	13,780	103,182
	2015	23,762	—		—		—	13,780	37,542
	2014	23,832	13,735	(4)	—		—	13,520	51,087
Tracy E. Calder	2016	—	34,847	(3)	238,089	(6)	3,075	—	276,011
Thomas Gooley	2016	14,000	14,267	(3)	292,392	(7)	15,000	5,391	341,050

(1)
The Company determined to phase out its Automobile Program in 2016. Mr. Arnold’s automobile perquisite terminated in October 2016, and Messrs. Audette and Gooley’s automobile perquisites terminated in May 2016.

(2)	Consists of reimbursements received under the Company’s executive financial services policy.

(3)
Consists of hotel, air travel, and conference expenses, and related tax gross-up payments, related to the attendance in 2016 of the NEO, and in the case of Messrs. Casady and Arnold and Ms. Calder, the NEO’s spouse at a conference hosted by the Company outside of the United States for its top-producing financial advisors. Tax gross-up payments of $10,049, $36,812, $11,970, and $6,788 were made to Messrs. Casady and Arnold and Ms. Calder and Mr. Gooley, respectively.

(4)
Consists of hotel, air travel and conference expenses, and related tax gross-up payments, related to the attendance in 2014 of the NEO and the NEO’s spouse at a conference hosted by the Company outside of the United States for its top-producing financial advisors. Tax gross-up payments of $6,093 and $4,663 were made to Messrs. Casady and Arnold, respectively.

(5)	Includes tax gross-up payments of $29,936 and $52,962 made to Mr. Audette in 2016 and 2015, respectively, related to relocation expenses.

(6)	Includes tax gross-up payments of $103,776 made to Ms. Calder in 2016 related to relocation expenses.

(7)	Includes tax gross-up payments of $139,775 made to Mr. Gooley in 2016 related to relocation expenses.

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Compensation of Named Executive Officers

Annual Cash Bonus Awards	Base Salary

Long-Term Incentives	Other

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Compensation of Named Executive Officers

2016 Grants of Plan-Based Awards
The following table provides additional information about non-equity and equity-based awards granted to our NEOs during the year ended December 31, 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Shares of Stock or Units (#)(2)		All Other Option Awards: Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target	Maximum
Mark S. Casady		$2,475,000	$5,000,000
	2/25/2016			—		403,329	$19.85	$1,844,706
Matthew J. Audette		$1,050,000	$2,500,000
	2/25/2016			3,111	(5)	—	$—	$56,770
	2/25/2016			11,530		—	$—	$216,422
	2/25/2016			—		94,110	$19.85	$430,431
Dan H. Arnold		$1,181,250	$2,500,000
	2/25/2016			3,111	(5)	—	$—	$56,770
	2/25/2016			12,010		—	$—	$225,431
	2/25/2016			—		98,031	$19.85	$448,364
Tracy E. Calder		$373,770	$1,500,000
	2/25/2016			35,754		—	$—	$671,113
	2/25/2016			—		28,681	$19.85	$131,178
Thomas Gooley		$750,000	$1,500,000
	2/25/2016			3,111	(5)	—	$—	$56,770
	2/25/2016			5,490		—	$—	$103,049
	6/13/2016			2,928		—	$—	$66,056
	2/25/2016			—		44,814	$19.85	$204,966
	6/13/2016			—		23,907	$24.38	$122,875

(1)	Represents potential payouts under awards pursuant to our Bonus Plan.

(2)
Represents the number of RSUs awarded under our 2010 Plan. Unless otherwise indicated, these awards are scheduled to vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(3)
Represents the number of stock options awarded under our 2010 Plan. Unless otherwise indicated, these awards are scheduled to vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(4)
Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. RSUs were valued using the closing price of the Common Stock on the date of grant. We used the Black-Scholes model to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock options awards are further disclosed in Note 14, Share-Based Compensation, to our consolidated financial statements in our Annual Report. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(5)
Represents a one-time award granted to executives in connection with the termination of the Automobile Program in February 2016. These awards are scheduled to vest in full on the third anniversary of the date of grant.

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Compensation of Named Executive Officers

Outstanding Equity Awards at December 31, 2016
The following table sets forth information with respect to unexercised stock option awards and unvested RSUs as of December 31, 2016. Stock options vest in equal increments over a three- to five-year period and expire on the tenth anniversary following the date of grant. RSUs vest over a two- to four-year period.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (8) ($)
Mark S. Casady	120,000	—	(1)	$22.08	9/14/2019	—		$—
	150,000	—	(2)	$34.61	12/22/2020	—		$—
	149,151	37,288	(3)	$32.26	2/9/2022	—		$—
	175,885	58,628	(4)	$31.60	2/22/2023	—		$—
	98,916	49,459	(5)	$54.81	2/24/2024	—		$—
	133,334	266,666	(5)	$45.55	3/6/2025	—		$—
	—	403,329	(5)	$19.85	2/25/2026	—		$—
Matthew J. Audette	5,869	11,736	(5)	$42.60	10/30/2025	—		$—
	—	94,110	(5)	$19.85	2/25/2026	—		$—
	—	—		$—		11,736	(5)	$413,225
	—	—		$—		3,111	(6)	$109,538
	—	—		$—		11,530	(5)	$405,971
Dan H. Arnold	21,727	—	(7)	$27.80	2/5/2018	—		$—
	20,000	—	(1)	$22.08	9/14/2019	—		$—
	40,000	—	(2)	$34.61	12/22/2020	—		$—
	21,734	5,433	(3)	$32.26	2/9/2022	—		$—
	36,118	12,041	(4)	$31.60	2/22/2023	—		$—
	13,488	6,744	(5)	$54.81	2/24/2024	—		$—
	8,454	16,908	(5)	$45.55	3/6/2025	—		$—
	—	98,031	(5)	$19.85	2/25/2026	—		$—
	—	—		$—		1,094	(5)	$38,520
	—	—		$—		9,122	(6)	$321,186
	—	—		$—		2,414	(5)	$84,997
	—	—		$—		3,111	(6)	$109,538
	—	—		$—		12,010	(5)	$422,872
Tracy E. Calder	—	28,681	(5)	$19.85	2/25/2026	—		$—
	—	—		$—		3,513	(5)	$123,693
	—	—		$—		32,241	(5)	$1,135,206
Thomas Gooley	6,859	13,717	(5)	$43.74	8/6/2025	—		$—
	—	44,814	(5)	$19.85	2/25/2026	—		$—
	—	23,907	(5)	$24.38	6/13/2026	—		$—
	—	—		$—		4,572	(5)	$160,980
	—	—		$—		3,111	(6)	$109,538
	—	—		$—		5,490	(5)	$193,303
	—	—		$—		2,928	(5)	$103,095

(1)	These awards vested over a five-year period in equal tranches and became fully vested on September 14, 2014.

(2)	These awards vested over a five-year period in equal tranches and became fully vested on December 22, 2015.

(3)	These awards vest over a five-year period in five equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

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(4)	These awards vest over a four-year period in four equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(5)	These awards vest over a three-year period in three equal tranches with the first tranche scheduled to vest on the first anniversary of the grant date.

(6)	These awards vest on the third anniversary of the grant date.

(7)	These awards vested over a five-year period in equal tranches and became fully vested on February 5, 2013.

(8)	Amounts were determined using a price per share of our Common Stock of $35.21, the closing price per share of our Common Stock on December 30, 2016, the last business day of 2016.
2016 Option Exercises and Stock Vested
The following table sets forth the options exercised and stock vested during the year ended December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark S. Casady	—	$—	—	$—
Matthew J. Audette	—	$—	5,869	$183,582	(1)
Dan H. Arnold	—	$—	1,095	$21,188	(2)
	—	$—	1,208	$25,900	(3)
Tracy E. Calder	—	$—	—	$—
Thomas Gooley	—	$—	2,286	$61,082	(4)

(1)	These RSUs vested on October 30, 2016, on which date the closing price per share of our Common Stock was $31.28.

(2)	These RSUs vested on February 24, 2016, on which date the closing price per share of our Common Stock was $19.35.

(3)	These RSUs vested on March 6, 2016, on which date the closing price per share of our Common Stock was $21.44.

(4)	These RSUs vested on August 6, 2016, on which date the closing price per share of our Common Stock was $26.72.
Nonqualified Deferred Compensation for the Year Ended December 31, 2016
The following table sets forth information relating to nonqualified deferred compensation for each NEO for the year ended December 31, 2016:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)
Mark S. Casady	$—	$—	$—	$—	$—
Matthew J. Audette	$—	$—	$—	$—	$—
Dan H. Arnold(2)	$544,188	$—	$133,053	$—	$1,167,553
Tracy E. Calder	$—	$—	$—	$—	$—
Thomas Gooley	$—	$—	$—	$—	$—

(1)
Amounts included herein do not constitute above-market or preferential earnings and therefore are not reported as compensation in the “Summary Compensation Table for the Year Ended December 31, 2016” above.

(2)
These amounts relate to Mr. Arnold’s participation in the UVEST Executive Nonqualified “Excess” Plan. For a description of the material terms of the plan, please see the discussion in the Compensation Discussion and Analysis under “Additional Compensation Elements—Nonqualified Deferred Compensation”.

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Compensation of Named Executive Officers

Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2016
Set forth below the table is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would have been entitled under the Executive Severance Plan as of December 31, 2016. Amounts reported for the accelerated vesting of stock options and RSUs are based on a price per share of our Common Stock of $35.21, the closing price per share of our Common Stock on December 30, 2016, the last business day of 2016. In the case of stock options, amounts reported assume an exercise only if $35.21 per share is greater than the exercise price of the stock option. Pursuant to SEC rules, information is included in the table below for Mr. Casady, although he retired as chief executive officer effective January 3, 2017. Mr. Casady did not receive any severance payments in connection with his retirement. Pursuant to the existing terms of his outstanding stock options, the vesting of all outstanding unvested stock options held by him at the time of his retirement was accelerated in full.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability and Death ($)		Change-in- Control ($)(1)
Mark S. Casady	Severance	$900,000	(2)	$—		$1,350,000	(3)
	Bonus	$2,500,000	(4)	$—		$3,712,500	(5)
	Accelerated Vesting of Stock Options	$2,386,691	(6)	$6,516,780	(7)	$6,516,780	(8)
	Accelerated Vesting of RSUs	$—		$—		$—
	Group Benefit Continuation	$20,563	(9)	$—		$30,845	(10)
Matthew J. Audette	Severance	$600,000	(2)	$—		$900,000	(3)
	Bonus	$1,218,000	(4)	$—		$1,575,000	(5)
	Accelerated Vesting of Stock Options	$481,843	(6)	$1,445,530	(7)	$1,445,530	(11)
	Accelerated Vesting of RSUs	$341,995	(12)	$928,734	(13)	$928,734	(14)
	Group Benefit Continuation	$21,212	(9)	$—		$31,818	(10)
Dan H. Arnold	Severance	$675,000	(2)	$—		$1,012,500	(3)
	Bonus	$1,400,000	(4)	$—		$1,771,875	(5)
	Accelerated Vesting of Stock Options	$561,414	(6)	$1,565,252	(7)	$1,565,252	(11)
	Accelerated Vesting of RSUs	$543,220	(12)	$977,113	(13)	$977,113	(14)
	Group Benefit Continuation	$20,955	(9)	$—		$31,432	(10)
Tracy E. Calder	Severance	$442,000	(2)	$—		$663,000	(3)
	Bonus	$425,000	(4)	$—		$560,656	(5)
	Accelerated Vesting of Stock Options	$146,857	(6)	$440,540	(7)	$440,540	(11)
	Accelerated Vesting of RSUs	$419,633	(12)	$1,258,898	(13)	$1,258,898	(14)
	Group Benefit Continuation	$16,463	(9)	$—		$24,694	(10)
Thomas Gooley	Severance	$500,000	(2)	$—		$750,000	(3)
	Bonus	$910,000	(4)	$—		$1,125,000	(5)
	Accelerated Vesting of Stock Options	$315,752	(6)	$947,256	(7)	$947,256	(11)
	Accelerated Vesting of RSUs	$179,289	(12)	$566,916	(13)	$566,916	(14)
	Group Benefit Continuation	$16,059	(9)	$—		$24,088	(10)

(1)
Our Executive Severance Plan provides benefits on a “double trigger” basis, requiring a termination of employment by the Company without cause or a termination by the executive for good reason within 12 months following a change-in-control. All amounts reported in this column assume both that a change-in-control occurred on December 31, 2016 and that the executive’s employment was terminated by the Company without cause or by the executive for good reason on December 31, 2016.

(2)	Represents continued payment under our Executive Severance Plan of the NEO’s base salary in effect on the separation date for 12 months.

(3)	Represents continued payment under our Executive Severance Plan of the NEO’s base salary in effect on the separation date for 18 months.

(4)	Represents payment under our Executive Severance Plan of an amount equal to the bonus paid (or payable) to the NEO for the most recently completed calendar year.

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(5)	Represents payment under our Executive Severance Plan of an amount equal to 150% of the target bonus amount for the calendar year in which the NEO’s employment is terminated.

(6)
Represents the exercise by the NEO of the unvested portion of any outstanding stock options scheduled to vest based solely on the passage of time within 12 months following separation, the vesting of which would have been accelerated under our Executive Severance Plan.

(7)
Represents the exercise by the NEO of the unvested portion all stock options, the vesting of which would have been accelerated upon termination of employment due to death under the terms of the executive’s stock option agreement.

(8)
Represents the exercise by Mr. Casady of the unvested portion of all stock options, the vesting of which would have been accelerated under our Executive Severance Plan. The terms of stock option awards granted to Mr. Casady in 2012 and 2013 provided for accelerated vesting on a “single-trigger” basis. The exercise of the unvested portion of these awards, the vesting of which would have been accelerated upon a change-in-control, would represent $321,647.

(9)
Represents payments under our Executive Severance Plan of amounts equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his or her qualified beneficiaries for a one-year period.

(10)
Represents payments under our Executive Severance Plan of an amount equal to 100% of the employer portion of premiums for continued health and dental plan participation under COBRA for the NEO and his or her qualified beneficiaries for an 18-month period.

(11)	Represents the exercise by the NEO of the unvested portion of all stock options, the vesting of which would have been accelerated under the Executive Severance Plan.

(12)
Represents the issuance of shares of Common Stock in respect of the unvested portion of any outstanding RSUs scheduled to vest based solely on the passage of time within 12 months following termination of employment, the vesting of which would have been accelerated under our Executive Severance Plan.

(13)
Represents the issuance of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated upon a termination due to death under the terms of the executive’s RSU agreement.

(14)	Represents the issuance of shares of Common Stock in respect of all unvested RSUs, the vesting of which would have been accelerated under our Executive Severance Plan.
Executive Severance Plan
All of our NEOs are eligible to participate in our Executive Severance Plan. As described in more detail below, our Executive Severance Plan provides a uniform framework for payments and benefits to be provided to all executive participants upon certain terminations of employment in exchange for a participant’s compliance with restrictive covenants and the participant signing a general release agreement in favor of the Company. Our Executive Severance Plan can be amended or terminated at any time, in our discretion, and no eligible executive, including our NEOs, has a legally binding right to any payments or benefits under the plan.
Intellectual Property, Confidentiality, and Non-Compete Clauses
As a condition to benefits under the Executive Severance Plan, an executive is not permitted to engage in prohibited competitive conduct for a period of:

▪	12 months following termination of employment by the Company without cause or a termination by the executive for good reason; and

▪	18 months following termination of employment by the Company without cause or a termination by the executive for good reason within 12 months following a change-in-control.

Severance and Change-in-Control Payments
We may become obligated to make severance payments to each of our NEOs upon the termination of the executive’s employment under our Executive Severance Plan. These benefits are described below. We, however, have no obligation to grant any of the executive officers any “gross-up” or other “make-whole” compensation for any tax imposed on severance or change-in-control payments made to the executive officer, including “parachute payments.” Severance payable in connection with a change-in-control under our Executive Severance Plan is subject to a so-called “modified golden parachute cutback” provision pursuant to which excess parachute payments would be reduced to the extent such reduction would result in greater after-tax benefits to the executive.
Termination Without Cause or For Good Reason
Under the terms of our Executive Severance Plan, upon a termination of employment by the Company without cause or by the executive for good reason, a participant in the Executive Severance Plan (“Participant”) will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

▪	Base salary through the Participant’s separation date, reimbursements for reasonable business

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Compensation of Named Executive Officers

expenses, and any other employee benefit entitlements;

▪	An amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;

▪	Continued payment of base salary for one year after termination of employment;

▪
Accelerated vesting of the unvested portion of any outstanding equity and equity-based awards scheduled to vest based solely on the passage of time within 12 months of such Participant’s separation date; and

▪
Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 12 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

In addition, any performance-based equity or equity-based awards will remain outstanding and eligible to become earned in accordance with their terms, provided that the portion of the awards that becomes earned and vested will be prorated based upon the number of days that have elapsed in the applicable Performance Period.
Further, upon a termination of employment by the Company without cause or by the executive for good reason within a 12-month period following the date of consummation of a change-in-control (as defined in the Executive Severance Plan), a Participant will be entitled to the following payments and benefits, subject to the execution of a release of claims and continued compliance with post-termination restrictive covenants:

▪	Base salary through the Participant’s separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements;

▪	An amount equal to 150% of the Participant’s target bonus for the calendar year in which employment is terminated;

▪	Continued payment of base salary for 18 months after termination;

▪	Accelerated vesting in full of all outstanding time-based equity and equity-based awards and pro-

rated vesting of any performance-based equity and equity-based awards at target; and

▪
Payment of the employer portion of the premium for COBRA participation in the Company’s health and dental plans until the earliest of 18 months following termination of the Participant’s participation in such plans as an employee, the date that such Participant becomes eligible for comparable benefit coverage, or the date the Participant is no longer eligible for COBRA (subject to the Participant’s eligibility under COBRA and proper and timely elections).

“Cause” under our Executive Severance Plan means the Participant’s:

(1)
willful and continued failure to perform, or gross negligence or willful misconduct in the performance of, his or her material duties with respect to the Company or an affiliate which, if curable, continues beyond ten (10) business days after a written demand for substantial performance is delivered to such Participant by the Company;

(2)	conviction of, or a plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof;

(3)	committing or engaging in any act of fraud, embezzlement, theft, or other act of dishonesty that causes material injury, monetarily or otherwise, to the Company or an affiliate;
(4)  breach of the restrictive covenants in the Executive Severance Plan;

(5)
violation of the code of conduct of the Company or its subsidiaries or any policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; or

(6) other conduct that could reasonably be expected to be harmful to the business, interests, or reputation of the Company.
“Good Reason” under our Executive Severance Plan means the occurrence, without the Participant’s written consent, of:

(1)
a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company or its affiliates;

(2)	a material adverse change in duties and responsibilities at the Company or its affiliates (but not changes in functional titles); or

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(3)
a relocation that would result in the Participant’s principal location of employment being moved 50 miles away from the Participant’s principal location of employment as in effect immediately prior to the consummation of a change-in-control, to the extent any such relocation occurs during the 12-month period following the date of the consummation of a change-in-control.

The Participant is required to provide notice within 90 days following the “Good Reason” event (and the Company will have 30 days following such notice to cure). “Good Reason” will cease to exist for an event on the 90th day following the date on which the Participant knew or reasonably should have known of such event and failed to give notice as described above or if the Participant failed to terminate employment within 14 days following the expiration of the cure period.
“Change-in-Control” under our Executive Severance Plan means the consummation of:

(1)
any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50 percent of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act rules) or any “group” (as defined in the Exchange Act rules) other than, in each case, the Company or an affiliate of the Company after February 23, 2017; or

(2)
a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a “change-in-control” is not deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving, or acquiring corporation in such transaction.

Termination Other than For Good Reason
The Executive Severance Plan does not provide for any separation benefits or payments upon an executive’s retirement or voluntary resignation from employment other than for good reason. Upon such a retirement or voluntary resignation, an eligible executive would be entitled to receive only base salary through such executive’s separation date, reimbursements for reasonable business expenses, and any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.
Death, Disability, and Retirement
The Executive Severance Plan does not provide for any separation benefits or payments upon a termination due to death, disability, or voluntary termination (regardless of age). Upon such a termination, an eligible executive would be entitled to receive only:

(1)	base salary through the separation date;

(2)	reimbursements for reasonable business expenses; and

(3)	any other employee benefit entitlements to which the executive is entitled under the Company’s other employee benefit plans and programs.
Equity Award Agreements
Stock Options
All stock options held by our NEOs as of December 31, 2016 were granted under our 2008 Stock Option Plan (the “2008 Plan”) or our 2010 Plan. All stock options held by our NEOs that are outstanding under the 2008 Plan were fully vested as of December 31, 2016.
In accordance with the NEOs’ option agreements, unvested stock options are canceled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. The unvested portion of stock options granted subsequent to February 23, 2017 will become vested in full in the event of disability (as defined in the stock option award agreement). Unless the NEO is terminated for cause, vested options will be exercisable for:

(1)	two years following termination of employment by reason of retirement, but not later than the option expiration date;

(2)	one year following death or disability, in each case, not later than the option expiration date; and

(3)	90 days following termination in other cases, but not later than the option expiration date.
Under our 2008 Plan, in the event of a change-in-control, if the NEO’s stock options will not be assumed, substituted, or cashed out, all outstanding unvested options will vest and become exercisable prior to the change in control. Upon consummation of

2017 Proxy Statement | 51

Compensation of Named Executive Officers

the change-in-control event, all outstanding but unexercised options will be terminated.
All outstanding unvested options granted under the 2010 Plan to Mr. Casady prior to January 1, 2014 were to vest upon the occurrence of a change-in-control, pursuant to their award agreements. Mr. Casady was the only executive with award agreements that provide for accelerated vesting on a “single trigger” basis, and no award agreements subsequent to January 1, 2014 provide for such accelerated vesting.
“Change-in-control” under the 2008 Plan means the consummation of:

(1)
any consolidation or merger of the Company with or into any other person, or any other similar transaction, whether or not the Company is a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either:

(a)	representing less than 50% of the equity interests or voting power of the Company or the surviving entity; or

(b)	that does not directly or indirectly have the power to elect a majority of the entire board or other similar governing body;

(2)
any transaction or series of related transactions, whether or not the Company is party thereto, which results in over 50% of the Company’s voting power being owned directly or indirectly by any person and its “affiliates” or “associates” or any “group” other than the Company or an affiliate; or

(3)
a sale or disposition of all or substantially all of our assets. Notwithstanding the foregoing, a “change-in-control” does not include an event described in (1)-(3) above if the stockholders entitled to vote generally in the election of directors immediately prior to the event beneficially own, directly or indirectly, 50% or more of the voting stock of the resulting, surviving, or acquiring corporation

“Change-in-control” under the named executive officers’ 2010 Plan awards means the consummation of an event described in (2) or (3) above or the dissolution or liquidation of the Company.

Restricted Stock Units (RSUs)
In accordance with the NEOs’ RSU agreements, unvested portions of RSU awards are cancelled upon termination of employment, unless (1) otherwise agreed by the Company, or (2) in the case of death or retirement, in which case any and all unvested portions shall become vested. The unvested portion of RSUs granted subsequent to February 23, 2017 will become vested in full in the event of disability (as defined in the RSU award agreement). If the NEO is terminated for cause, the vested portion of the award will terminate. All RSUs held by our NEOs as of December 31, 2014 were granted under our 2010 Plan.
Performance Share Units (PSUs)
In accordance with the NEOs’ PSU agreements, unvested portions of PSUs are forfeited upon termination of employment, except in the case of death, disability or retirement, in which case the PSUs will not terminate and will instead remain outstanding and eligible to become earned PSUs in accordance with the terms of the PSU award agreement. All PSUs held by our NEOs were granted in 2017 under our 2010 Plan.

52 | 2017 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management
The table below describes the beneficial ownership of our Common Stock as of March 10, 2017, by: (i) persons or “groups” (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock; (ii) each of our NEOs and directors, as well as our director nominee; and (iii) all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of March 10, 2017 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The applicable percentage of beneficial ownership is based on 90,478,507 shares of Common Stock outstanding as of March 10, 2017.
Unless otherwise indicated in the footnotes to the following table, the address of each of the individuals named below is: c/o LPL Financial Holdings Inc. 75 State Street, Boston, MA 02109.

Name of Beneficial Owner	Directly or Indirectly Held (#)		Right to Acquire (#)(1)	Other (#)		Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
5% Stockholders
SPO Advisory Corp.(2)						8,724,026	9.6%
FPR Partners, LLC(3)						7,971,736	8.8%
Janus Capital Management LLC(4)						7,957,800	8.8%
The Vanguard Group, Inc.(5)						6,815,353	7.5%
Fairview Capital Investment Management, LLC(6)						4,666,473	5.2%
First Pacific Advisors, LLC(7)						4,586,490	5.1%
Officers, Directors, and Director Nominee
Mark S. Casady	130,957	(8)	949,704	3,250	(9)	1,083,911	1.2%
Matthew J. Audette	6,028		37,239	—		43,267	*
Dan H. Arnold	165,854		242,298	—		408,152	*
Tracy E. Calder	768		9,561			10,329	*
Thomas Gooley	2,599		21,797			24,396	*
John J. Brennan	42,382		—	—		42,382	*
Viet D. Dinh	9,526	(10)	—	—		9,526	*
H. Paulett Eberhart	4,595		—	—		4,595	*
Marco (Mick) W. Hellman(11)	1,881,675		—	—		1,881,675	2.1%
Anne M. Mulcahy	11,705		—	—		11,705	*
James S. Putnam(12)	113,432		—	—		113,432	*
James Riepe(13)	93,938		31,500	—		125,438	*
Richard P. Schifter	28,448		—	—		28,448	*
William (Bill) F. Glavin, Jr.	—		—	—		—	*
All current directors and executive officers as a group	2,438,411		1,198,299	—		3,636,710	4.0%
* Less than 1%

2017 Proxy Statement | 53

Security Ownership of Certain Beneficial Owners and Management

(1)
Consists of Common Stock which the named individual or group has the right to acquire through (i) the exercise of vested stock options and (ii) the vesting of RSUs and/or the vesting and exercise of stock options within 60 days of March 10, 2017.

(2)
Consists of (i) 8,633,626 shares of Common Stock held by SPO Advisory Corp., a Delaware corporation (“SPO Advisory Corp.”) in its capacities as the sole general partner of SPO Advisory Partners, L.P. with respect to 7,987,526 shares and SF Advisory Partners, L.P. with respect to 646,100 shares; and (ii) 90,400 shares beneficially owned by John H. Scully. Messrs. Scully and Eli J. Weinberg are controlling persons of SPO Advisory Corp. This information is based on a Schedule 13G/A filed on February 14, 2017 with the SEC. The address for each of SPO Advisory Corp., Messrs. Scully, and Weinberg is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.

(3)
Consists of shares of Common Stock held by certain limited partnerships (collectively the “Funds”) for which FPR Partners, LLC (“FPR”) acts as investment manager. Bob Peck and Andrew Raab are the Senior Managing Members of FPR. This information is based on a Schedule 13G/A filed on February 14, 2017 with the SEC. The address of FPR is 199 Fremont Street, Suite 2500, San Francisco, CA 94105.

(4)
Consists of shares of Common Stock held by Janus Capital Management LLC (“Janus Capital”). Janus Capital has a direct 97.11% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins, and INTECH are aggregated. Janus Capital, Perkins, and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 7,915,200 shares held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 42,600 shares held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. This information is based on a Schedule 13G/A filed on February 13, 2017 with the SEC. The address of Janus Capital is 151 Detroit Street, Denver, CO 80206.

(5)
Consists of shares of Common Stock held by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,894 shares, and Vanguard Investments Australia, LTD. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 12,558 shares. This information is based on a Schedule 13G/A filed on February 10, 2017 with the SEC. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Consists of shares of (i) 4,660,273 Common Stock held by Fairview Capital Investment Management, LLC (“FCIM LLC”); and (ii) 6,200 shares beneficially owned by Andrew F. Mathieson. FCIM LLC is the general partner and investment adviser of private investment funds and the investment advisor to other accounts. Fairview Capital is the manager of FCIM, LLC. Mr. Mathieson is the controlling shareholder and President of Fairview Capital. Scott W. Clark is a Managing Partner and control person of Fairview Capital. The filers filed a Schedule 13G jointly but not as members of a group, and each disclaims membership in a group. Each of FCIM LLC, Fairview Capital, Mr. Mathieson, and Mr. Clark disclaims beneficial ownership of the Common Stock, except to the extent of that person’s pecuniary interest therein. This information is based on a Schedule 13G/A filed on February 13, 2017 with the SEC. The address of Fairview Capital Investment Management, LLC is 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904.

(7)
Consists of Common Stock held by First Pacific Advisors, LLC (“FPA”). J. Richard Atwood and Steven T. Romick are controlling persons of FPA. This information is based on a Form 13G filed on February 13, 2017 with the SEC. The address of First Pacific Advisors, LLC is 11601 Wilshire Blvd. Ste. 1200, Los Angeles, CA 90025.

(8)	Consists of (i) 63,871 shares of Common Stock held directly and (ii) 67,086 shares of Common Stock held indirectly.

(9)	Consists of shares held through the One Step Forward Foundation, over which Mr. Casady disclaims beneficial ownership.

(10)	Consists of (i) 4,682 shares of Common Stock held directly and (ii) 4,844 shares of Common Stock held through a Grantor Retained Annuity Trust, of which Mr. Dinh disclaims beneficial ownership.

(11)
Mr. Hellman shares beneficial ownership of the 1,881,675 shares of Common Stock with HMI Capital, LLC. Mr. Hellman is the managing member of HMI Capital, LLC, which is the general partner and investment adviser of HMI Capital Partners, L.P. and Merckx Capital Partners, L.P., the owners of record of the shares.

(12)	Mr. Putnam holds 105,871.5 shares of Common Stock through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust.

(13)	Consists of (i) 57,967 shares of Common Stock held directly and (ii) 35,971 shares of Common Stock held through Stone Barn, LLC.

54 | 2017 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2016, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, other than Jeffrey Buchheister, our former chief accounting officer, who filed a Statement of Change in Beneficial Ownership on Form 4 on March 8, 2016 reporting one late transaction.

2017 Proxy Statement | 55

Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions
Review, Approval, or Ratification of Transactions with Related Persons
In accordance with the charter of our Audit Committee and our written policy with respect to related party transactions, our Audit Committee is responsible for reviewing and approving related party transactions. If it is not feasible to approve related party transactions in advance, the Audit Committee is permitted to ratify such transactions after the Company has entered into them, subject to the procedures and considerations described below.
The policy with respect to related party transactions applies to any transaction, arrangement or relationship, or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved exceeds or is expected to exceed $120,000, (2) the Company or any of its subsidiaries is a participant and (3) a related person has or will have a direct or indirect interest. A related person is: (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company, or a nominee for election as a director of the Company; (b) any beneficial owner of more than five percent of our Common Stock; or (c) any immediate family member of the foregoing persons.
The Audit Committee is provided with the material facts of all transactions that require the Audit Committee’s approval under the policy. In determining whether to approve or ratify a particular transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Under the policy, a director is not permitted to participate in any discussion or approval of a transaction for which he or she (or an immediate family member) is the related person, and such director must provide the Audit Committee with all material information concerning the transaction. If an approved transaction is ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with such person and will annually review and assess compliance with such guidelines, and whether the transaction remains appropriate for the Company.

Stockholders’ Agreement
In connection with our initial public offering, we entered into a stockholders’ agreement with TPG, which beneficially owned more than five percent of our Common Stock until December 2016. Prior to an amendment in September 2014, the stockholders’ agreement provided TPG with the right to designate up to two directors to our Board of Directors. One of our current directors, Richard P. Schifter, was initially elected to the Board pursuant to the stockholders’ agreement.
Pursuant to the stockholders’ agreement, we agree to indemnify TPG and its affiliates from any losses arising, directly or indirectly, out of TPG’s or its affiliates’ actual, alleged, or deemed control or ability to influence us or the actual or alleged act or omission of any director who was designated by TPG pursuant to TPG’s prior right to designate directors under the stockholders’ agreement.
Other Arrangements
Funds affiliated with TPG hold a minority interest in XOJET, Inc. (“XOJET”). XOJET provides chartered aircraft services to LPL Financial for business-related travel. LPL Financial paid $155,000 to XOJET during the year ended December 31, 2016.
Each of T. Rowe Price & Associates (“T. Rowe”), Janus Capital Management LLC (“Janus”), and First Pacific Advisors, LLC (“FPA”) considered itself the direct or indirect beneficial owner of more than five percent of our Common Stock during 2016. The Company has entered into certain agreements in the ordinary course of business with each of T. Rowe, Janus, and FPA, and during the year ended December 31, 2016, received revenue of approximately $5.0 million, $2.5 million, and $252,000 under its agreements with T. Rowe, Janus, and FPA, respectively.

56 | 2017 Proxy Statement

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP
by the Audit Committee of the Board of Directors as
Our Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.
Although stockholder ratification of the selection of Deloitte is not required by our bylaws or otherwise, upon the recommendation of the Audit Committee, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte are expected to be present at the Annual Meeting by teleconference and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

2017 Proxy Statement | 57

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as Our Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered by Deloitte as of and for the years ended December 31, 2016 and 2015 were as follows:

Type of Services	2016	2015
Audit Fees(1)	$3,675,897	$3,936,203
Audit Related Fees(2)	185,644	365,122
Tax Fees(3)	781,200	296,989
All Other Fees(4)	—	382,521
Total	$4,642,741	$4,980,835

(1)
These fees include services performed in connection with the audit of our annual consolidated financial statements included in our annual reports on Form 10-K; the review of our interim condensed consolidated financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. The 2016 and 2015 column includes amounts billed in 2017 and 2016, respectively, related to 2016 and 2015 audit fees, respectively.

(2)
These fees are for services provided such as accounting consultations and any other audit and attestation services. The fees in 2016 include amounts incurred by the Company and paid to Deloitte for services in connection with (i) performance examinations and (ii) our financial intermediary compliance and controls assessment and attest report.

(3)
These fees include all services performed for non-audit related tax advice, planning, and compliance services. The fees include amounts incurred by the Company and paid to Deloitte for services in 2016 related to Internal Revenue Code Section 199 and tax advisory services related to research and development.

(4)	These fees include fees for certain miscellaneous projects. The fees in 2015 related to non-audit services regarding the assessments of our cyber security program and infrastructure.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit, audit-related, and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures that permit it to delegate its approval of certain engagements to its chair and to pre-approve certain permissible audit, audit-related and non-audit related services (which include tax and consulting services) (“Permitted Services”) for a particular year. Under its policy, the Audit Committee may not delegate its pre-approval authority to management, and its full approval is required (and cannot be delegated) for the annual audit engagement, as well as any proposed engagement (1) to assess the Company’s internal controls (regardless of expected cost) and (2) for Permitted Services expected to exceed $200,000.
Engagements for Permitted Services that are within the applicable pre-approved dollar limit for a particular year may be undertaken without further authorization by the Audit Committee. On an annual basis, the Audit Committee reviews and pre-approves the scope and dollar limits (up to $200,000) associated with the various Permitted Services, as well as an overall pre-approved dollar limit for all engagements with the auditors, for the fiscal year. Engagements for services outside the scope of Permitted Services up to $200,000 may be approved by the chair of the Audit Committee, to whom authority has been expressly delegated.
The policy also requires that prior to the provision of any tax services or engagements for internal controls, written documentation must be provided by the independent registered public accounting firm describing the scope and nature of the proposed engagement. The potential effects of the engagement on the auditors’ independence must be discussed with the Audit Committee. With respect to tax services engagements, the auditors must also provide descriptions of the fee structure and any other written agreement or amendment to an existing engagement letter relating to the provision of the tax service, and descriptions of the involvement of any third party.

58 | 2017 Proxy Statement

Report of the Audit Committee of the Board of Directors

Report of the Audit Committee of the Board of Directors
The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the four directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of NASDAQ Global Select Market and Rule 10A-3 with respect to membership on audit committees).
The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the consolidated financial statements, and with the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal controls over financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which was Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as “Deloitte”) for 2016 and 2015, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard 1301, “Communications with Audit Committees”, as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—“Communication with Audit Committees.” Deloitte has also provided to the Audit Committee their communication required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Audit Committee discussed with Deloitte the firm’s independence. The Audit Committee also considered and determined the provision by Deloitte of non-audit related services, which for 2016 consisted of non-audit related tax compliance services related to Internal Revenue Code Section 199 and tax advisory services related to research and development, and for 2015 consisted of non-audit related tax advice regarding the Foreign Tax Compliance Act and assessments of our cyber security program and infrastructure, is compatible with independence standard. The Audit Committee recommended to the Board of Directors that the consolidated financial statements audited by Deloitte for 2016 and 2015 be included in the Company’s Annual Report on Form 10-K for 2016, and the Committee has appointed Deloitte as the Company’s independent registered public accounting firm for 2017.

John J. Brennan, Chair H. Paulett Eberhart James S. Putnam James S. Riepe
April 11, 2017

2017 Proxy Statement | 59

Proposal 3: Advisory Vote on Executive Compensation

Proposal 3: Advisory Vote on Executive Compensation
The Compensation Discussion and Analysis beginning on page 23 of this proxy statement describes our executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2016 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of
Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As we describe in the Compensation Discussion and Analysis, our executive compensation is designed to closely align the interests of our named executive officers with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.
We urge stockholders to read the Compensation Discussion and Analysis beginning on page 23 of this proxy statement and to review the 2016 Summary Compensation Table and related compensation tables and discussion, appearing on pages 42 through 52, which provide detailed information on the Company’s compensation policies and practices. We believe stockholders should focus on the following areas when reviewing our executive compensation:

Pay for Performance

Annual Cash Bonus Opportunities.  We provide annual cash bonus awards in order to tie a significant portion of the overall cash compensation paid to each NEO to annually-established, key short-term corporate objectives and stated financial goals of the Company and to incentivize the achievement of those goals as well as individual performance goals.  At the beginning of each year, the Compensation Committee establishes an objective corporate performance goal (the achievement of which is a condition to the funding of the bonus pool, and the payment of any cash bonus awards, under the Bonus Plan), each NEO’s target and maximum award amounts and additional corporate and individual performance goals on which actual payment of annual cash bonus awards, if any, will be based. Each NEO’s individual target award amount is set by the Compensation Committee by reference to market compensation for comparable positions within our peer group as well as the nature of the NEO’s role and responsibilities. By emphasizing executives’ contributions to the Company’s overall performance rather than focusing only on their individual business or function, we believe that these cash bonuses provide a significant incentive to our NEOs to work towards achieving our overall Company objectives.

Long-Term Incentives.  The purpose of our long-term equity incentive program is to promote achievement of goals that drive long-term stockholder value and retain key executives. We provide stock-based, long-term compensation to our NEOs through equity awards under our stockholder-approved equity plans. We believe this long-term incentive compensation motivates our NEOs to sustain longer-term financial operational performance and rewards them when such efforts lead to increases in stockholder value.

60 | 2017 Proxy Statement

Proposal 3: Advisory Vote on Executive Compensation

Alignment with Long-Term Stockholder Interests

Our executive compensation is heavily weighted towards variable, at-risk pay in the form of annual and long-term incentives, with a large portion of executive compensation tied to long-term performance. In addition, we have adopted:

Stock Ownership Guidelines. We focus our executives on long-term stockholder value by requiring that all executive officers own a significant amount of our stock.

Recoupment Policy. We have adopted a recoupment policy that permits our Compensation Committee, in the event of a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements under the securities laws, to review the annual cash bonuses, performance-based compensation and time-based equity and equity-based awards awarded or paid to executive officers during the three-year period preceding the announcement by the Company of its obligation to restate its financial statements. If the amount of the annual cash bonuses or performance-based compensation received would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee may seek reimbursement from any of the covered executives in the amount of the excess compensation awarded or paid.

Anti-Hedging and Anti-Pledging Policy.  We believe that hedging transactions may permit executives to own Company securities obtained through our executive compensation program or otherwise without the full risks and rewards of ownership. When that occurs, an executive may no longer have the same objectives as the Company’s other stockholders. As a result, we have adopted a policy, included within our Insider Trading Policy, which prohibits executives from hedging or monetization transactions, including through the use of puts and call options, collars, exchange funds, prepaid variable forwards, and equity swaps. We also prohibit executives from holding Company securities in a margin account, because a margin or foreclosure sale may occur when an executive is aware of material nonpublic information or otherwise not permitted to trade.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

2017 Proxy Statement | 61

Proposal 4: Advisory Vote on Frequency of Executive Compensation Advisory Vote

Proposal 4: Advisory Vote on Frequency of Executive Compensation Advisory Vote
In Proposal 3, we are asking stockholders to cast an advisory vote for the compensation disclosed in this proxy statement that we paid in 2016 to our named executive officers. This advisory vote is referred to as a “say-on-pay” vote. In this Proposal 4, the Board of Directors is asking stockholders to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

RESOLVED, that the stockholders of the Company recommend, in a non-binding vote, hold the vote to approve the compensation of the Company’s named executive officers occur every year.

The Board believes that having an advisory vote on Named Executive Officer compensation EVERY (1) YEAR will be a meaningful and effective way to use this method of gathering feedback on the Company’s executive compensation philosophy, policies, and procedures.
The Board believes that continuing to hold the advisory vote on named executive officer compensation annually allows for frequent and timely feedback from shareholders.
This vote, like the say-on-pay vote itself, is not binding on the Board. However, if a plurality of votes are cast in favor of an interval other than every year, the Board intends to evaluate the frequency with which an advisory vote on executive compensation will be submitted to stockholders in the future.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE “EVERY YEAR” OPTION AS THE FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

2017 Proxy Statement | 62

Stockholder Proposals and Other Matters

Stockholder Proposals and Other Matters
Stockholder Proposals for Inclusion in 2018 Proxy Statement.
To be eligible for inclusion in the proxy statement for our 2018 annual meeting, stockholder proposals must be received by the Company’s Secretary no later than the close of business on December 12, 2017. Proposals should be sent to the Secretary, LPL Financial Holdings Inc., 75 State Street, Boston, MA 02109, and follow the procedures required by SEC Rule 14a-8.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2018 Annual Meeting.
In accordance with our bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2018 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company’s Secretary between January 17, 2018 and February 16, 2018. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

2017 Proxy Statement | 63

Other Information

Other Information
Copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from: Secretary, LPL Financial Holdings Inc., 75 State Street, Massachusetts 02109, telephone (617) 423-3644, extension 0. Information on our website or connected to it is not incorporated by reference into this proxy statement.

64 | 2017 Proxy Statement

LPL Financial

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2017.

Vote by Internet

- Go to **www.envisionreports.com/LPLA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1, as applicable, FOR Proposals 2 and 3 and 1 YEAR for Proposal 4.

1. Election of Directors. Please mark your vote for each of the nine (9) director nominees listed.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Dan H. Arnold	☐	☐	☐	02 - Viet D. Dinh	☐	☐	☐	03 - H. Paulett Eberhart	☐	☐	☐
04 - William F. Glavin, Jr.	☐	☐	☐	05 - Marco W. Hellman	☐	☐	☐	06 - Anne M. Mulcahy	☐	☐	☐
07 - James S. Putnam	☐	☐	☐	08 - James S. Riepe	☐	☐	☐	09 - Richard P. Schifter	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Approve, in an advisory vote, the frequency of future advisory votes on the compensation paid to the Company's named executive officers.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02JRPF

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — LPL Financial Holdings Inc.

Notice of 2017 Annual Meeting of Stockholders

75 State Street, Boston, Massachusetts 02109

Proxy Solicited by the Board of Directors for the 2017 Annual Meeting of Stockholders — May 17, 2017

Matthew J. Audette, David P. Bergers and Gregory M. Woods, and each of them with power to act without the other and with the power of substitution (the "Proxies"), are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of LPL Financial Holdings Inc. (the "Company") to be held on May 17, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, as applicable, FOR Proposals 2 and 3 and 1 YEAR for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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